Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS EITHER (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, OR DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. REDACTED INFORMATION IS MARKED WITH A [*****]. CERTAIN SCHEDULES OR SIMILAR ATTACHMENTS HAVE BEEN OMITTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(a)(5) of REGULATION S-K.

Asset Purchase Agreement

by and among

HALEU ENERGY FUEL INC.,

NANO NUCLEAR ENERGY INC.,

RADNOSTIX, INC. (f/k/a INTERNATIONAL ISOTOPES, INC.)

and

INTERNATIONAL ISOTOPES FLUORINE PRODUCTS, INC.

dated as of September 28, 2026

i

ii

Schedule A – Purchased Assets

Exhibit A – Additional Definitions

Exhibit B – Form of Bill of Sale

Exhibit C – Form of IP Assignment Agreement

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 28, 2026 (the “Effective Date”), is by and among HALEU Energy Fuel Inc., a Nevada corporation (“Buyer”), Nano Nuclear Energy Inc., a Nevada corporation (“Parent”), solely for purposes of Section 2.06, and Radnostix, Inc. (f/k/a International Isotopes, Inc.), a Texas corporation (“RNX”) and International Isotopes Fluorine Products, Inc., an Idaho corporation (“IIFP” and, together with RNX, each a “Seller” and collectively, “Sellers”). Buyer and Sellers are individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS, on June 30, 2026, Parent and RNX entered into a letter agreement (the “Letter Agreement”), pursuant to which Parent agreed to deposit $500,000.00 (the “Escrow Deposit”) into an escrow account to be held and released in accordance with the terms set forth in the Letter Agreement;

WHEREAS, in connection with Parent’s deposit of the Escrow Deposit with Citibank, N.A., acting as escrow agent (the “Escrow Agent”), Parent and IIFP entered into a Deposit Escrow Agreement, dated as of July 8, 2026, with the Escrow Agent;

WHEREAS, concurrently with the execution of this Agreement, Parent and RNX have instructed the Escrow Agent to release the Escrow Deposit, including all interest, dividends, gains and other income earned with respect thereto (the “Escrow Funds”) to IIFP;

WHEREAS, Sellers own tangible and intangible assets relating to the permitting, development, financing, construction, and operation, including registered patents and a U.S. Nuclear Regulatory Commission (“NRC”) license, of a depleted uranium deconversion and fluorine extraction plant to be located in Hobbs, New Mexico;

WHEREAS, Buyer is currently negotiating with the County to acquire title to the Hobbs Site to allow Buyer to develop, finance, construct and operate the DUF6 Plant on the Hobbs Site, and such acquisition may ultimately result in the form of either (i) a direct purchase of the Hobbs Site by Buyer from the County, pursuant to which the County would convey fee simple title to the Hobbs Site to Buyer, free and clear of all Liens (other than the Permitted Liens), with the existing Industrial Revenue Bond structure, including the Bond, the Mortgage, and the Indenture, terminated, defeased, and discharged in full and all Liens arising therefrom released (the “Hobbs Site Purchase”), or (ii) a new lease of the Hobbs Site between Buyer and the County, pursuant to which the County would grant Buyer a leasehold interest in the Hobbs Site in connection with a new Industrial Revenue Bond structure (a “Hobbs Site Lease”);

WHEREAS, Buyer and County are negotiating that certain Letter of Intent dated as of September 24, 2026, pursuant to which the County shall agree to Sellers’ transfer of the Property (as defined therein) to Buyer; and

WHEREAS, Sellers desire to sell all of their assets related to the depleted uranium deconversion and fluorine extraction plant (the “DUF6 Plant”), including the assets set forth on Schedule A hereto (the “Purchased Assets”) to Buyer and Buyer desires to purchase the Purchased Assets from Sellers.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged and agreed, intending to be legally bound hereby, the Parties agree as follows:

1

Article 1

RECITALS AND DEFINITIONS

Section 1.01 Recitals. The foregoing Recitals are restated and incorporated into this Agreement.

Section 1.02 Definitions. Capitalized terms used in this Agreement and not otherwise defined have the meaning ascribed to such terms in Exhibit A to this Agreement, and the definitional and interpretive provisions set forth in Section 10.16 will apply in all respects to this Agreement including the Exhibits and Schedules.

Article 2
PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Sellers and Sellers agree to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer the entire right, title and interest of Sellers in, to and under the Purchased Assets, in each case free and clear of all Liens other than Permitted Liens. The Purchased Assets more specifically include, but are not limited to:

(a) the assets described on Schedule A; and

(b) all documentary information in Sellers’ possession or control that relates to or arises from the permitting, development, financing, construction or operation of the DUF6 Plant Sellers had previously planned to be located in Hobbs, New Mexico, including trade secrets, technical data, General Dynamics / Sequoyah Fuels Documentation, financial data and business planning strategies, all of which may be contained in any form such as books, ledgers, records, files, lists, papers, user manuals and product documentation, whether in hard copy, electronic or other form, used in, held for use in or otherwise relating to the Purchased Assets, including all user manuals and product documentation (“Books and Records”) together with all right, title and interest of Sellers in and to any Intellectual Property embodied in such Books and Records (other than as set forth on Section 4.17(b) of the Disclosure Schedule).

(c) For clarity, Section 2.01 and Schedule A are not intended to provide an exhaustive list of the Purchased Assets but are intended to reflect the Parties’ intent that Buyer is purchasing all of Sellers’ assets related to the DUF6 Plant, including all information in Sellers’ possession, relating to and arising out of Sellers’ previously planned DUF6 Plant. Accordingly, any asset not specifically identified on Schedule A, that is owned by or in the possession of a Seller and is otherwise reasonably necessary for or related to the permitting, development, financing, construction, ownership or operation the DUF6 Plant, shall be deemed a Purchased Asset.

Section 2.02 Excluded Assets. All tangible and intangible assets of Sellers that are not Purchased Assets are “Excluded Assets.”

Section 2.03 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume only the liabilities arising under the Purchased Assets, but only to the extent that such liability (a) by its terms, arises out of facts or circumstances occurring after the Closing and are incurred after the Closing, (b) were incurred in the ordinary course of business and (c) do not relate to any failure to perform, improper performance, warranty or other breach, default, violation or action by a Seller or any Affiliate thereof on or prior to the Closing or any penalty related to any such breach, default, violation, action or failure (the “Assumed Liabilities”).

2

Section 2.04 Excluded Liabilities. Notwithstanding any other provision of this Agreement or any Ancillary Agreement to the contrary, and regardless of any disclosure to Buyer, except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform, or otherwise discharge (and Sellers and their Affiliates shall retain, pay, perform, or otherwise discharge without recourse to Buyer) any and all liabilities or obligations of Sellers and their Affiliates of any kind, character, or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising (the “Excluded Liabilities”).

Section 2.05 Assignment of Permits, Patents, and Rights. This Agreement does not constitute an agreement to sell, assign, transfer, convey or deliver any intended Purchased Asset or any claim or right or any benefit arising or resulting from the Purchased Asset if such attempted sale, assignment, transfer, conveyance or delivery, without the authorization, approval or consent of a Governmental Authority or other third party, would (a) constitute a breach or other contravention of any Governmental Authority, procedure, rule or regulation related to such intended Purchased Asset or any Contract by which such Purchased Asset is subject or which Purchased Asset is bound; (b) be void or voidable; or (c) in any way adversely affect the rights of Buyer, in a way not currently contemplated in the A&R PPA, as of the execution of this Agreement. If any such consent is not obtained prior to the Closing and the Closing nonetheless occurs, Sellers and Buyer will use commercially reasonable efforts to (x) provide Buyer the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset to Buyer as of the Closing and (y) obtain such consent as promptly as practicable thereafter at Sellers’ sole cost and expense. Upon receipt of any such consent, Sellers will promptly assign, transfer, convey and deliver such Purchased Asset to Buyer for no additional consideration. Sellers will not be required to make any payment to any third party to obtain such third party’s consent to assignment of any Purchased Asset.

Section 2.06 Consideration.

(a) In full consideration for the sale, assignment, transfer, conveyance, and delivery of the Purchased Assets to Buyer, subject to the terms and conditions of this Agreement, at the Closing, (i) Buyer shall assume the Assumed Liabilities, (ii) Buyer shall pay or cause to be paid to Sellers the Closing Cash Consideration by wire transfer in immediately available funds in United States dollars to the bank account designated by Sellers at least two (2) Business Days prior to the Closing (the “Designated Account”) and (iii) subject to Section 2.06(c), Parent shall issue or cause to be issued to RNX the Closing Stock Consideration.

(b) Sellers hereby acknowledge and agree that Buyer’s and Parent’s, as applicable, payment of the Closing Consideration in accordance with Section 2.06 shall constitute full satisfaction and discharge of all obligations and liabilities of Buyer and Parent to Sellers to pay the Closing Cash Consideration and the Closing Stock Consideration under this Agreement. Sellers will be solely responsible for correctly distributing the Closing Cash Consideration and the Closing Stock Consideration between RNX and IIFP. Sellers will indemnify and hold Buyer and Parent harmless from any liability that may arise out of an incorrect distribution between RNX and IIFP of any payment received from Buyer or Parent under this Agreement.

(c) No fractional shares of Parent Common Stock shall be issued and no certificates for any such fractional shares shall be issued to Sellers in connection with the transactions contemplated hereby. With respect to any fraction of a share of Parent Common Stock issuable to a Seller pursuant to this Agreement, Buyer and/or Parent shall, pay to such Seller an amount equal to the product of such fraction of a share of Parent Common Stock multiplied by the Interim Period VWAP.

3

Section 2.07 Purchase Price Allocation. The Closing Consideration (plus Assumed Liabilities, to the extent properly considered under Section 1060 of the Code) will be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the methodology set forth on Section 2.07 of the Disclosure Schedule (the “Purchase Price Allocation”). Buyer will deliver such Purchase Price Allocation to Sellers within sixty (60) days after the Closing Date for Sellers’ review and comment. Sellers will be solely responsible for allocating the Closing Consideration appropriately between RNX and IIFP and will advise Buyer of the allocation between the two companies. Sellers will, jointly and severally, indemnify and hold Buyer harmless from any liability that may arise out of an inaccurate allocation between RNX and IIFP. Buyer will incorporate all reasonable comments on such Purchase Price Allocation provided by Sellers. Buyer and Sellers agree to use such Purchase Price Allocation for all tax reporting purposes, including, but not limited to, preparation of IRS Form 8594 for its respective federal income tax returns, and not to assert any other allocation or take any position in any tax return or filing, or any examination, audit, or administrative or judicial proceeding relating to any tax return or filing, that is inconsistent with the Purchase Price Allocation unless otherwise required by applicable Law.

Section 2.08 Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts of Taxes, if any, as Buyer is required to deduct and withhold under any applicable Law. Any amounts so deducted and withheld and paid over to or deposited with the appropriate Governmental Authority will be treated for all purposes of this Agreement as having been paid to Sellers. Buyer will notify Sellers in writing of any amounts that it intends to deduct and withhold at least five (5) Business Days prior to the scheduled date of such payment (to the extent reasonably practicable), and, upon a Seller’s reasonable request, Buyer will work in good faith with Sellers to minimize any such withheld amounts at Sellers’ sole cost and expense.

Article 3

CLOSING

Section 3.01 Closing. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities shall take place at a closing (the “Closing”) to be held by electronic exchange of documents at 10:00 a.m., New York time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article 7 (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as Sellers and Buyer mutually may agree in writing. The day on which the Closing actually takes place is referred to as the “Closing Date.”

Section 3.02 NRC License Transfer. As promptly as practicable after the Effective Date, Buyer and Sellers shall file with NRC an application requesting consent for the transfer of the NRC License from Sellers to Buyer, and approval of any conforming license amendments or other related approvals (the “NRC License Transfer”). In fulfilling their respective obligations set forth in the immediately preceding sentence, each of Buyer and Sellers shall use its commercially reasonable efforts to effect any such filings within thirty (30) days after the Effective Date; provided, if due to no fault of Sellers or Buyer such filings are not completed with such 30-day period, the Parties agree to extend the period to complete by such time as they reasonably believe is necessary to complete such filings. Each Party shall bear its own costs of preparing and supporting the NRC License Transfer application. Buyer, on the one hand, and Sellers, on the other hand, shall each bear 50% of the fees actually charged by the NRC for its review of the NRC License Transfer, including any fees charged as a result of any amendment to the NRC License necessary or advisable in connection with the NRC License Transfer (including any amendments arising from the satisfaction of the Hobbs Site Condition) (“NRC Fees”); provided that, in no event shall Buyer be responsible for more than $50,000.00 of the NRC Fees, in the aggregate; provided, further that Buyer shall be responsible for NRC Fees arising from an amendment to the NRC License that is unrelated to the NRC License Transfer, unless an amendment to the NRC License arises out of a Seller’s violation of any NRC licensing or regulatory requirements or a Seller’s failure to provide complete and accurate information to the NRC, in which case Sellers shall be responsible for the NRC Fees arising from any such amendment. Sellers shall be responsible only for their own fees, costs and expenses incurred in providing the cooperation expressly required by this Section 3.02. Buyer and Sellers shall cooperate with one another, using commercially reasonable efforts, to facilitate NRC review of the application by providing the NRC staff with such documents or information that the NRC staff may reasonably request or require such Party to provide or generate.

4

Section 3.03 NSR Permit Transfer. As promptly as practicable after the Effective Date, Sellers shall notify the New Mexico Environment Department (“NMED”) Air Quality Bureau of the pending transfer of the New Source Review permit (NSR No. 4573) (the “NSR Permit”) from Sellers to Buyer and shall file or cause to be filed all applications, notifications, and supporting documentation required under applicable Environmental Law (including New Mexico air quality regulations and the federal Clean Air Act) to effectuate the valid transfer or reissuance of the NSR Permit to Buyer (the “NSR Permit Transfer”). Sellers and Buyer shall cooperate with one another to facilitate NMED review and approval of the NSR Permit Transfer by providing NMED with such documents or information as NMED may reasonably request or require either Party to provide or generate. Sellers shall bear all fees, costs, and expenses charged by NMED or any other Governmental Authority in connection with the NSR Permit Transfer, including all application and processing fees. Buyer shall bear its own internal costs of preparing and supporting the NSR Permit Transfer application. Each Party shall keep the other Party reasonably informed of the status of the NSR Permit Transfer and any material communications with NMED relating thereto. Notwithstanding any other provision herein to the contrary, the effectiveness of the NSR Permit Transfer shall be expressly conditioned on the consummation of the transactions contemplated herein at the Closing. If the Closing does not occur and Sellers’ rights in the NSR Permit shall have been transferred and assigned to Buyer, the parties hereto shall cooperate in good faith (at each such party’s own expense) to unwind such transfer and vest all right, title and interest in the NSR Permit in Sellers.

Section 3.04 Closing Deliverables by Buyer. At the Closing, Buyer will deliver, or cause to be delivered, to Sellers the following:

(a) the payment to be delivered by Buyer and Parent pursuant to Section 2.06(a);

(b) the Bill of Sale, duly executed by Buyer;

(c) the IP Assignment Agreement, duly executed by Buyer; and

(d) a certificate of a duly authorized officer of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Sellers, certifying to the Buyer Transaction Approvals.

Section 3.05 Closing Deliverables of Sellers. At Closing, Sellers will deliver or cause to be delivered to Buyer all of the following:

(a) the Bill of Sale, duly executed by Sellers;

(b) the IP Assignment Agreement, duly executed by Sellers;

(c) ownership of the Books and Records, including any hard copies of the Books and Records owned by or in Sellers’ possession, provided that Sellers may retain copies of the Books and Records in accordance with and solely for the purposes set forth in Section 6.05;

5

(d) a certificate of a duly authorized officer for each Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the Seller Transaction Approvals;

(e) duly executed IRS Form W-9, from each Seller;

(f) if the Hobbs Site Condition will be satisfied by entering into the Hobbs Site Lease, a recordable termination of:

(i) the Lease, fully executed by Seller and the County, terminating RNX’s leasehold interest and purchase option in the Hobbs Site, in such form mutually agreed to by the Parties and approved by Buyer; together with evidence of such approval of the Lea County Board of County Commissioners as is necessary;

(ii) the Mortgage, the Bond and the Indenture, fully executed by Seller and the County, terminating the foregoing and any other agreements in connection with the existing Industrial Revenue Bond as may be required by Buyer, in such form mutually agreed to by the parties thereto and approved by Buyer; and

(iii) the A&R PPA, fully executed by Seller and the County, terminating the A&R PPA, in such form mutually agreed to by the parties thereto and approved by Buyer, duly executed by Buyer;

(g) a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.01(b), Section 7.01(c) and Section 7.01(e) have been satisfied;

(h) evidence reasonably satisfactory to Buyer that each of the notices, authorizations, approvals, orders, permits or consents set forth in Section 4.07 of the Disclosure Schedule has been delivered or obtained, as applicable (collectively, the “Required Consents”);

(i) if applicable, such UCC termination statements and/or amendments or releases and other documentation, in form and substance reasonably acceptable to Buyer, to evidence that any Liens on the Purchased Assets, are released at or prior to Closing;

(j) a certificate of existence or good standing with respect to RNX issued by the Secretary of State of Texas of recent date and a certificate of existence or good standing with respect to IIFP issued by the Secretary of State of Idaho of recent date;

(k) the protections of the Certificate of Completion and Covenant Not to Sue issued by NMED under its Voluntary Remediation Program pursuant to 20.6.3.600 NMAC with respect to petroleum-impacted soil conditions at the Hobbs Site (the “NMED Covenant Not to Sue”) transfers and inures to the benefit of Buyer upon satisfaction of the Hobbs Site Condition or is otherwise newly issued or amended in favor of Buyer on substantially equivalent terms; and

(l) such other documents in the form and substance satisfactory to Buyer as Buyer may reasonably request or as may be otherwise necessary to evidence and complete the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

In addition to the above deliveries, Sellers will take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets and vest with Buyer sole and complete ownership of the Purchased Assets.

6

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer as of the Effective Date and as of the Closing Date that:

Section 4.01 Corporate Existence and Power. RNX is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all corporate powers and all governmental licenses, authorizations, permits, consents, and approvals required to own, lease and operate its assets and carry on its business as now conducted.

Section 4.02 Corporate Existence and Power. IIFP is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho and has all corporate powers and all governmental licenses, authorizations, permits, consents, and approvals required to own, lease and operate its assets and carry on its business as now conducted.

Section 4.03 Corporate Authorization. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements to which each is a party and the consummation of the transactions contemplated in this Agreement are within Sellers’ corporate powers and have been duly authorized by all necessary corporate action on the part of Sellers (“Seller Transaction Approvals”). This Agreement and each of the Ancillary Agreements to be executed and delivered by Sellers constitute or will constitute (as applicable) the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms.

Section 4.04 Investment Intent. Sellers are acquiring the Parent Common Stock for their own account for investment purposes only and not with a view to any distribution thereof or with any intention of selling, distributing or otherwise disposing of the Parent Common Stock in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Sellers agree that the Parent Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Each Seller acknowledges that the Parent Common Stock will be issued as “restricted securities” under the Securities Act, will bear appropriate restrictive legends, and will be subject to transfer restrictions as set forth in this Agreement. Sellers are able to bear the economic risk of holding the Parent Common Stock for an indefinite period (including total loss of its investment) and have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Each Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

Section 4.05 Sellers’ Investigation and Reliance. Sellers are each a sophisticated party and have made their own independent investigation, review and analysis regarding Buyer, Parent and the transactions contemplated hereby, which investigation, review and analysis were conducted by Sellers together with expert advisors, including legal counsel, that it has engaged for such purpose. None of Buyer, Parent or any of their Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning Buyer or Parent contained herein or made available in connection with Sellers’ investigation of Buyer and Parent, except as expressly set forth in this Agreement or the Ancillary Agreements, and Buyer, Parent and their Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. Sellers have not relied and are not relying on any statement, representation or warranty, oral or written, express or implied, made by Buyer, Parent or any of their Affiliates or Representatives, except as expressly set forth in this Agreement or the Ancillary Agreements. Each Seller acknowledges that it has had access to Parent’s public filings with the Securities Exchange Commission and the opportunity to ask questions of, and receive answers from, Representatives of Buyer and Parent concerning the terms of the transactions contemplated hereby and the issuance of the Parent Common Stock. Sellers acknowledge that, should the Closing occur, Sellers shall acquire the Parent Common Stock on an “as is” and “where is” basis.

7

Section 4.06 No General Solicitation. Sellers acknowledge and agree that the offer and sale of the Parent Common Stock pursuant to this Agreement was made in a privately negotiated transaction and did not involve any form of general solicitation or general advertising within the meaning of the Securities Act.

Section 4.07 Non-Contravention.

(a) The execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not (a) conflict with, violate or result in a breach in the Organizational Documents of each Seller, (b) conflict with or violate any Law or Permit or (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which a Seller is a party or which is related to the Purchased Assets, or (d) result in the creation or imposition of any Lien on any Purchased Asset (other than Permitted Liens).

(b) Sellers are not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Sellers of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, other than any Required Consents.

Section 4.08 No Undisclosed Liabilities. There are no liabilities related to the Purchased Assets of any kind whatsoever, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability.

Section 4.09 Litigation. There is no Action pending against, or to Sellers’ Knowledge, threatened against or involving Seller in connection with the Purchased Assets or any of Sellers’ properties used in connection with the Purchased Assets or which questions the validity of this Agreement or seeks to prohibit or enjoin or otherwise challenge the transactions contemplated in this Agreement, and, to Sellers’ Knowledge, there is no basis for any such Action. Neither Sellers nor their Affiliates are subject to any outstanding order, writ, judgment, injunction, decree, stipulation, determination, demand or award entered by or with any Governmental Authority (an “Order”) against or affecting the Purchased Assets or the transactions contemplated by this Agreement, and there are no unsatisfied Orders against or affecting the Purchased Assets.

Section 4.10 Compliance with Laws.

(a) Sellers are conducting, and have at all times conducted, the activities with respect to the Purchased Assets in all material respects in accordance with all applicable Laws and Permits and, (x) Sellers are not under investigation with respect to, and (y) Sellers have not been threatened in writing to be charged with or given written notice of any violation of, any Law relating to the Purchased Assets. To Sellers’ Knowledge, there is no basis for any notice, order, complaint or other communication from any Governmental Authority or any other Person that a Seller is not in compliance with any applicable Laws or Permits.

(b) Sellers hold all licenses, permits, and other consents and approvals from the NRC that are applicable to the Purchased Assets and that are necessary to the ownership and possession of the Purchased Assets (collectively, the “NRC Licenses”) or to pursue the DUF6 Plant, each of which is set forth on Section 4.10(b) of the Disclosure Schedule. All such NRC Licenses were obtained pursuant to the requirements of all Nuclear Laws and remain in compliance therewith.

8

(c) No Seller has received any written notification which remains unresolved that it is in violation of any NRC License, or any Order or other Law of the NRC with respect to the Purchased Assets. Each Seller is in compliance, in all material respects, with all Nuclear Laws and all Orders and other Laws of NRC applicable to Sellers. There are no proceedings pending or threatened in writing, or to Sellers’ Knowledge, otherwise threatened that would reasonably be expected to result in the revocation, termination, adverse modification or amendment of an NRC License, and Sellers have not failed to make in a timely fashion any application or other filing required for the renewal of any NRC License which failure would reasonably be expected to result in such NRC License’s termination or being revoked, terminated, suspended or adversely modified. No material consent or filing with any Governmental Authority, except NRC, with respect to any NRC License is necessary for the consummation of the transactions contemplated by this Agreement. Sellers are, and at all times have been, in compliance with all of its obligations under the terms of the NRC Licenses.

(d) The NRC Licenses have not been used to possess any Nuclear Material.

(e) All records required to be kept in accordance with applicable Nuclear Laws and any NRC License and relevant to the decommissioning under the NRC License have been kept in accordance with and as required by Nuclear Laws, and such records do not contain any fraudulent or intentionally false or misleading statements or information.

(f) Seller has complied with and met the reporting requirements of all applicable export control laws, including the regulations in 10 CFR Part 810 administered by the United States Department of Energy, relating to the Purchase Assets.

(g) Section 4.10(g) of the Disclosure Schedule sets forth a true and complete list of all Permits necessary for Sellers to own, lease, and operate the Purchased Assets. To Sellers’ Knowledge, Sellers are in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation, or nonrenewal of any Permit is pending or, to Sellers’ Knowledge, threatened.

Section 4.11 Properties and Assets. Sellers are the true and lawful owners of, and have good and valid title to, or in the case of leased assets and properties a valid leasehold interest in, all of the Purchased Assets, in each case free and clear of all Liens, other than the Permitted Liens, and, upon the Closing, Buyer shall own all of the Purchased Assets free and clear of all Liens, other than the Permitted Liens. Since the Reference Date (as defined below), except as disclosed in RNX SEC Reports filed before the date of this Agreement, there has not been any material adverse change in the Purchased Assets. The tangible personal property included in the Purchased Assets is in good operating condition in all material respects, and none of the foregoing is in need of material maintenance or repairs (other than ordinary wear and tear). All Taxes and other charges required to maintain the Purchased Assets have been paid. Except for this Agreement, Sellers are not a party to any Contract granting any Person or recognizing with respect to any Person any ownership or vesting right in, or any right of first refusal, right of first offer or other preferential right to purchase, any of the Purchased Assets or any portion of or interest in the Purchased Assets.

Section 4.12 Absence of Certain Changes or Events. Since June 30, 2026 (the “Reference Date”), except as disclosed in RNX SEC Reports filed before the date of this Agreement: (i) Sellers have operated and maintained the Purchased Assets in the ordinary course of business consistent; (ii) there has not been any change, event, or development or prospective change, event, or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (iii) the Purchased Assets have not suffered any loss, damage, destruction, or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance; and (iv) no Seller has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

9

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Disclosure Schedule sets forth a listing of all the effective Contracts of the following types (i) to which a Seller or any of its Affiliates is party or bound and relates to the Purchased Assets, or (ii) by which any of the Purchased Assets are bound as of the date of this Agreement (collectively, the “Material Contracts”):

(i) with any customer or supplier of Sellers;

(ii) all Shared Contracts;

(iii) with distributors, resellers, brokers and other customers of the Business;

(iv) all personal property leases;

(v) (A) pursuant to which a Seller has granted any Person, or any Person has granted to a Seller, any material license, sublicense, covenant not to sue, consent to use, co-existence agreements option, right of first refusal, or other material right with respect to any Transferred Patent or other material Transferred Intellectual Property, or pursuant to which Sellers’ ownership or transfer of any Transferred Patent or other material Transferred Intellectual Property is materially restricted, (B) that relates to the development, ownership, use, registration or enforcement of any material Transferred Intellectual Property, (C) that materially restricts a Seller’s right to use any Transferred Patent or other material Transferred Intellectual Property, (D) that contains any settlement regarding the breach, infringement or other violation of, any material Transferred Patent or other material Transferred Intellectual Property or (E) that restricts any Person from competing with respect to any Patent or other material Transferred Intellectual Property, provided, however, that off-the-shelf commercially available licenses of software that have not been customized, modified or misused and are not material need not be listed;

(vi) with expected future receipts or expenditures in excess of $50,000;

(vii) evidencing indebtedness for borrowed or loaned money that is still outstanding, including outstanding guarantees of indebtedness, other than trade debt incurred in the ordinary course of business;

(viii) that relates to any joint venture, partnership, limited liability company or other similar agreement or arrangement;

(ix) that restricts the ability of a Seller to compete in any material respect;

(x) involves or provides for any exclusivity, right of first refusal, right of first offer, preferred pricing (including “most favored nation”), preferred customer or similar provisions, performance guarantees, minimum referral volumes, rebates, royalties, discounts or incentive or volume purchase credits, excluding promotional pricing arrangements provided in the ordinary course of business;

10

(xi) is a contract for a collective bargaining agreement or other labor union Contract;

(xii) with any Governmental Authority;

(xiii) any severance, change in control, retention or similar Contract with any employee or independent contractor or consultant of a Seller;

(xiv) relates to the acquisition of any business, stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xv) is a contract granting power of attorney rights with respect to any Purchased Asset;

(xvi) is a contract relating to settlement or resolution of any actual or threatened action under which there are outstanding obligations; or

(xvii) any other Contract not listed in Section 4.13(a)(i) through Section 4.13(a)(xvi) of the Disclosure Schedule.

(b) With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the applicable Seller, to Sellers’ Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect immediately prior to the Closing; and (iii) neither a Seller nor, to Sellers’ Knowledge, any other party to such Material Contract is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by a Seller, or to Sellers’ Knowledge, by any such other party, or permit termination, modification, acceleration, or other adverse consequences under such Material Contract. Neither Sellers nor their Affiliates have received written notice of the election of any party to any Material Contract to cancel, terminate or not renew any such Material Contract, whether in accordance with the terms of such Material Contract or otherwise. Neither Sellers nor any of their Affiliates have given written notice to any other party to any Material Contract of the termination thereof. There are no disputes or outstanding claims, withholdings or setoffs arising under or relating to any Material Contract, and there are no existing facts that could reasonably be expected to result in a claim or dispute under any Material Contract.

Section 4.14 Employment Matters. IIFP does not have and since January 1, 2020 has not had any individuals employed or engaged as independent contractors by IIFP or in connection with its business.

Section 4.15 Real Estate Matters.

(a) RNX holds a leasehold interest in, and an option to purchase, the Hobbs Site pursuant to the Lease, and, except for the Permitted Liens, RNX’s interest in the Hobbs Site is free and clear of all Liens.

(b) True, correct, and complete copies of the A&R PPA, the Lease, the Mortgage, the Bond, the Bond Purchase Agreement, and the Indenture, together with all amendments, supplements, and modifications thereto, have been made available to Buyer, and each of the foregoing is in full force and effect.

(c) To Seller’s Knowledge, except as set forth in Schedule 4.15(c), as of the Closing Date, (i) no material default or event of default, exists or is continuing under the A&R PPA, the Mortgage, the Lease, the Bond Purchase Agreement, or the Indenture, and (ii) Sellers have not received any written notice from the County, the Depository, or any other party alleging any such default.

11

(d) RNX has satisfied, or the County has extended or waived in writing, the Commencement Requirement and the Completion Requirement (each as defined in the A&R PPA), and Section 4.16(d) of the Disclosure Schedule sets forth a description of the current status of each such requirement, including any extension granted by the County.

(e) The Seller has not received written notice from the County exercising (i) its Right of First Refusal (as defined in the A&R PPA), (ii) its right to reconveyance of the Hobbs Site under Section 3(d) or Section 3(e) of the A&R PPA, or (iii) its right to foreclose the Mortgage.

(f) Seller has made available any unrecorded easements, rights-of-way, mineral reservations, and other matters of record affecting the Hobbs Site, and, to Sellers’ Knowledge, none of such matters materially impairs the use of the Hobbs Site for the development, construction, and operation of the Plant.

(g) Seller has not performed any construction on the Hobbs Site.

Section 4.16 Environmental Matters. Except as set forth in Section 4.16 of the Disclosure Schedule:

(a) Each Seller and its Affiliates are, and always have been, in compliance with all applicable Environmental Laws, including the terms of any Permits issued pursuant to Environmental Laws, with respect to the Purchased Assets. Neither Seller nor any of its Affiliates knows of any facts or circumstances that would require Sellers or, after the Closing, Buyer, to incur a material expenditure to be compliant with all such applicable Environmental Laws.

(b) To Sellers’ Knowledge, Sellers and their predecessors in interest have obtained and maintained all Permits required under Environmental Law for the construction and operation of the Purchased Assets, except for a Lea County construction permit;

(c) There are no Hazardous Substances in building materials or Releases at any real property currently owned or leased, or operated by either Sellers or any of their Affiliates that are included within the Purchased Assets;

(d) Except as indicated in the NMED Covenant Not to Sue, none of the Sellers nor any of their Affiliates has knowledge of any Release by a third-party or at a third-party property (including, without limitation, any property formerly owned, leased, or operated by Sellers or their Affiliates) at, on, under or that may migrate towards, onto, or under any real property included within the Purchased Assets;

(e) To Sellers’ Knowledge, none of the Sellers nor any of their Affiliates is subject to any orders, decrees, injunctions or other arrangements with any Governmental Authority that would impose liability or an obligation to perform specific actions under any Environmental Law with respect to the Purchased Assets;

(f) None of the Sellers nor any of their Affiliates has manufactured, distributed, stored, generated, used, sold, or disposed of per- or polyfluoroalkyl substances with respect to the Purchased Assets;

12

(g) Sellers have provided to Buyer true and correct copies of all Permits, audits, policies, programs, procedures, work plans, reports (including all “Phase I,” “Phase II” or other environmental investigation and remediation reports), orders, agreements, claims, notices, enforcement actions, notices of violation and submittals to, or other correspondence with, Governmental Entities in its possession, custody, or control addressing or relating to compliance with, or liabilities under, Environmental Laws with respect to the Purchased Assets; and

(h) The NSR Permit issued by NMED for the DUF6 Plant is valid, in good standing, and transferable to Buyer, and Sellers have not received any notice of revocation, suspension, or material modification thereof.

Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the Disclosure Schedule sets forth a true and complete list of all Patents (including expired patents or abandoned patent applications) that Sellers own or have in their possession that relate to the DUF6 Plant, including the applicable patent number, record owner thereof and whether such Patent shall be included in the Purchased Assets (each such Patent, a “Transferred Patent”), and all other Transferred Intellectual Property, if any. Except as set forth in Section 4.17(a) of the Disclosure Schedule, (a) Sellers own all right, title, and interest in and to the Transferred Patents and other material Transferred Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens, and (b) all maintenance fees required to maintain the Transferred Patents that are due and payable prior to the Closing Date have been paid. As of the Effective Date and the Closing Date, Sellers represent and warrant to Buyer that the Transferred Patents are, and will be, valid and in full force and effect, and Sellers are not, and will not be, in default under the Transferred Patents, and to Sellers’ Knowledge, no conditions exists, or will exist that with notice or lapse of time or both would constitute a default under the Patents. Sellers have not received written notice of any pending Action challenging Sellers’ ownership of or the validity of any Transferred Patent or other material Transferred Intellectual Property. To Sellers’ Knowledge, no third party has alleged that any Transferred Patent is invalid or otherwise unenforceable, and no Transferred Patent has been finally adjudicated by a court of competent jurisdiction to be invalid or unenforceable. To Sellers’ Knowledge, no third party has accused Sellers’ previously planned DUF6 Plant or use of the Books and Records or Transferred Intellectual Property of infringing, misappropriating or otherwise violating any third-party Intellectual Property. Buyer’s post-Effective Date use of the Books and Records and Transferred Intellectual Property to design, construct and operate Sellers’ previously planned DUF6 Plant will not infringe, misappropriate or otherwise violate any third-party Intellectual Property.

(b) Except as otherwise set forth on Section 4.17(b) of the Disclosure Schedule, Sellers have all right, title and interest in and to any Intellectual Property embodied in the Books and Records.

Section 4.18 Tax Matters.

(a) All Tax Returns required by Law to be filed by Sellers in respect of the Purchased Assets have been timely filed with each appropriate Governmental Authority, and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by Sellers in respect of the Purchased Assets have been timely paid or remitted. Neither Sellers nor their Affiliates have received any written claim made by an authority in a jurisdiction where the applicable Seller does not file Tax Returns asserting that such Seller is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets.

(b) All Taxes required by Law to have been withheld or collected by Sellers with respect to the Purchased Assets have been duly withheld or collected and, to the extent required, have been properly and timely paid to the appropriate Governmental Authority.

13

(c) No examination or audit or other action of or relating to any portion of any Tax Return with respect to the ownership of the Purchased Assets is currently in progress, or, to the Sellers’ Knowledge threatened and, no basis exists for any such examination, audit or other action. No deficiencies for Taxes with respect to the ownership of the Purchased Assets have been claimed, proposed or assessed by any Governmental Authority. Sellers have not waived any statute of limitations with respect to Taxes relating to the ownership of the Purchased Assets, agreed to extend the period for assessment or collection of any such Taxes, which waiver or extension is still in effect, or has requested any extension of time within which to file any Tax Return with respect to the ownership of the Purchased Assets which Tax Return has not yet been filed. There are no Liens with respect to Taxes upon any of the Purchased Assets, other than Liens for Taxes not yet due and payable.

(d) The unpaid Taxes of Sellers with respect to the ownership of the Purchased Assets (A) did not, as of the most recent fiscal month end, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Sellers’ most recent balance sheets (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Sellers in filing Tax Returns.

(e) Neither Seller is a “foreign person” as that term is defined in section 1445(b)(2) of the Code and in Treasury Regulations Section 1.1445-2.

(f) None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the “safe harbor lease” provisions of former section 168(f)(8) of the Code, (ii) subject to section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in section 467 of the Code.

(g) None of the Purchased Assets is tax-exempt use property within the meaning of section 168(h) of the Code.

(h) Buyer will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any prepaid amount received by either Seller on or prior to the Closing Date.

(i) No power of attorney is currently in effect, and no tax ruling has been requested of any Governmental Authority, with respect to any Tax matter relating to the ownership of the Purchased Assets.

Section 4.19 Insurance.

(a) Section 4.19(a) of the Disclosure Schedule contains a true and complete list of all current policies or binders of insurance of any type (excluding Plans) maintained by or for the benefit of Sellers or its employees, officers, or directors related to the Purchased Assets, or otherwise in connection with the Purchased Assets, including fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, errors and omissions, fiduciary liability and other casualty and property insurance (collectively, the “Policies”). True and complete copies of the Policies have been made available to Buyer in the Data Room. All Policies are in full force and effect and shall remain in full force and effect up to and following the Closing. Neither Seller has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Policies or any policies of which the Policies are renewals or replacements at any time. All premiums due on the Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Policy. The Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of a Seller. All Policies (i) are valid and binding in accordance with their terms; (ii) are provided by carriers who are financially solvent; (iii) have not been subject to any lapse in coverage; (iv) are not subject to any change-of-control exclusion or similar provision that would reduce, limit, terminate, or adversely affect coverage as a result of the transactions contemplated by this Agreement; and (v) are not subject to any cancellation, termination, or non-renewal triggered by the transactions contemplated by this Agreement, whether by policy provision, notification/consent requirement, or otherwise. No policyholder of any of the Policies is in default under, or has otherwise failed to comply with, any provision contained in any such Policy. The Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Sellers and are sufficient for compliance with all applicable Laws and Contracts to which Sellers are a party or by which it is bound.

14

(b) Section 4.19(b) of the Disclosure Schedule contains a true and complete list of all pending claims under any of the Policies. Except as set forth in Section 4.19(b) of the Disclosure Schedule, there are no claims related to the Company’s business pending under any Policies as to which coverage has been questioned, denied or disputed in writing by the applicable insurer or in respect of which there is an outstanding reservation of rights. To the Sellers’ Knowledge, there are no circumstances reasonably expected to give rise to a claim under the Policies that have not been reported in writing to the applicable insurer.

Section 4.20 Related Party Transactions. No Related Party of a Seller, nor, to Sellers’ Knowledge, any member of such individual’s immediate family, as applicable: (a) has any interest in any asset, real or personal, owned or leased by a Seller or used in connection with the Purchased Assets, (b) has any financial or economic interest in any client, customer or supplier of Sellers or the Purchased Assets or (c) is engaged in any transaction, agreement, contract, commitment, arrangement or understanding with Sellers as related to the the Purchased Assets (each of (a), (b) and (c), collectively, a “Related Party Transaction”). There are no outstanding notes payable to, accounts receivable from or advances by a Seller to, and no Seller is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of a Seller.

Section 4.21 Books and Records. The Books and Records of Sellers (a) have been made available to Buyer; (b) are true and complete in all material respects; (c) have been maintained consistently, in accordance with past practice, and in accordance with commercially reasonable business practices; and (d) contain accurate and complete records in all material respects of all meetings of, and actions taken by written consent by, the board of directors and stockholders of IIFP, and, to the extent such consents discuss or affect the Purchased Assets, from RNX. At the Closing, all such Books and Records will be in the possession of Sellers.

Section 4.22 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of a Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.23 Full Disclosure. No representation, warranty, or statement by Sellers in this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make each such representation, warranty, or statement in this Agreement accurate in all material respects.

Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the Effective Date and as of the Closing Date that:

Section 5.01 Existence and Power. Buyer is a corporation duly organized and in good standing under the laws of Nevada. Parent is a corporation duly organized and in good standing under the laws of Nevada. Buyer and Parent have all corporate powers and all governmental licenses, authorizations, permits, consents, and approvals required to carry on its business as now conducted.

15

Section 5.02 Authorization. The execution, delivery and performance by Buyer and Parent of this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated in this Agreement are within the corporate powers of Buyer and Parent and have been duly authorized by all necessary corporate action on the part of Buyer and Parent (“Buyer Transaction Approvals”). This Agreement and each of the Ancillary Agreements to which it is a party constitutes or will constitute (as applicable) the legal, valid, and binding obligation of each of Buyer and Parent, enforceable against Buyer and Parent in accordance with their respective terms.

Section 5.03 Non-Contravention. Except as otherwise required in connection with the NRC License Transfer, the execution, delivery and performance by Buyer and Parent of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not (a) violate the Organizational Documents of Buyer or Parent or (b) violate any Law, any rule or regulation of the Nasdaq Stock Market LLC (“Nasdaq”) or terms of any agreement Buyer or Parent are party to, except as would not reasonably be expected to prevent or delay the consummation of the transactions contemplated herein.

Section 5.04 Valid Issuance. As of the Closing, the Closing Stock Consideration will be duly authorized in accordance with the Parent’s Articles of Incorporation (as amended from time to time), and, when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and will be issued free and clear of any Lien (excluding restrictions (i)  imposed by this Agreement and the Ancillary Agreements and (ii) on transfer under applicable state and federal securities laws).

Section 5.05 No Registration; Securities Law Compliance. Assuming the accuracy of Sellers’ representations in this Agreement, the issuance of the Closing Stock Consideration will be exempt from registration under the Securities Act and will be made in compliance in all material respects with applicable federal and state securities laws. Parent has not taken any action that would cause the issuance of the Closing Stock Consideration to be integrated with any other issuance of securities for purposes of the Securities Act, any state securities law, or the rules of the Nasdaq in a manner that would require registration under the Securities Act or stockholder approval under applicable exchange rules.

Section 5.06 Parent SEC Reports.

(a) Parent is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and has timely filed or furnished, as applicable, all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the Securities and Exchange Commission since December 31, 2025 (collectively, together with all exhibits, amendments and supplements thereto, the “Parent SEC Reports”). As of their respective filing or furnishing dates, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended, the Exchange Act, the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder, in each case as applicable to such Parent SEC Reports. None of the Parent SEC Reports, when filed or furnished, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

16

(b) The Parent SEC Reports, taken as a whole, fairly present in all material respects the business, operations, assets, liabilities, financial condition, results of operations, cash flows, risks and prospects of Parent and its subsidiaries, taken as a whole. The consolidated financial statements of Parent included or incorporated by reference in the Parent SEC Reports, including the related notes and schedules, complied as to form in all material respects with applicable SEC requirements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, subject to normal year-end adjustments and the absence of footnotes, and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Parent and its subsidiaries as of the dates and for the periods presented.

(c) Except as disclosed in the Parent SEC Reports, Parent has established and maintains disclosure controls and procedures and internal control over financial reporting as required by applicable securities laws. Since December 31, 2025, Parent has not identified, and has not been advised by its independent registered public accounting firm of, any material weakness in Parent’s internal control over financial reporting that has not been remediated or disclosed in the Parent SEC Reports.

Section 5.07 Listing; Trading Market. Parent Common Stock is registered under Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. Parent is in compliance in all material respects with the applicable continued listing standards of the Nasdaq. Parent has not received any written notice from the Nasdaq that Parent Common Stock is subject to delisting, suspension of trading or other material trading restriction, and, to Parent’s knowledge, there is no pending or threatened delisting or suspension with respect to Parent Common Stock from the Nasdaq.

Section 5.08 Absence of Certain Public Company Events. Since June 30, 2026, except as disclosed in the Parent SEC Reports filed before the date of this Agreement, there has not been any event, change, development, circumstance, condition or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s ability to issue the Closing Stock Consideration. Parent has not received any written notice from the SEC or the Nasdaq alleging any material non-compliance by Parent with applicable securities Laws or the continued listing requirements of the Nasdaq that remains unresolved as of the date hereof, other than routine correspondence regarding comments on the Parent SEC Reports.

Section 5.09 No Stop Orders or Trading Suspensions. No stop order, trading suspension, trading halt, cease-and-desist order or similar order or proceeding is in effect or pending or, to Parent’s knowledge, has been threatened, in writing, by the SEC, Nasdaq or any other Governmental Authority or Trading Market with respect to Parent Common Stock, except for ordinary-course market-wide trading halts or other restrictions generally applicable to issuers listed on the Nasdaq or news-pending trading halts.

Section 5.10 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer or Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Article 6

COVENANTS OF SELLERS AND BUYER

Section 6.01 Conduct of Business. From the date hereof until the earlier to occur of the Closing and such time as this Agreement is terminated in accordance with Article 8 (the “Interim Period”), except as expressly required by this Agreement or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall (i) carry on and manage the Purchased Assets in the ordinary course of business consistent with past practice, and (ii) use commercially reasonable efforts, consistent with past practice, to maintain and preserve intact the current organization and business of Sellers in connection with the Purchased Assets, and to preserve the rights, goodwill and material relationships relevant to the Purchased Assets (including contractors, customers, lenders, suppliers, regulators and other Governmental Authorities). Without limiting the foregoing, during the Interim Period, except as otherwise contemplated by this Agreement, consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by Law, Sellers shall not (nor cause or permit their Affiliates to, if applicable), directly or indirectly, take any of the following actions:

(a) sell, pledge, dispose of, or otherwise subject to any Lien any Purchased Assets;

17

(b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person or make any loans or advances, in each case affecting the Purchased Assets; Notwithstanding anything to the contrary in this Section 6.01(b), Sellers shall remain free to pursue and consummate a bona fide transaction or series of transactions with the principal purpose of raising capital pursuant to which Seller issues equity and/or uplist transactions, provided that such transaction does not relate to the Purchased Assets or materially delay or prevent the consummation of the transactions contemplated herein.

(c) (i) amend, waive, modify in any material respect, or consent to the termination of, any Material Contract to which any Purchased Asset is subject or bound (including consenting to the termination of any of a Seller’s rights thereunder), or (ii) enter into any Contract in connection with the Purchased Assets;

(d) authorize, or make any commitment with respect to, any capital expenditures with respect to the Purchased Assets, individually or in the aggregate, that is in excess of twenty-five thousand dollars ($25,000.00);

(e) acquire any corporation, partnership, limited liability company, other business organization or division thereof, or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, non-competition, non-solicitation, or similar Contract or arrangement, in each case with respect to or affecting the Purchased Assets;

(f) enter into any lease of personal property or any renewals thereof in connection with the Purchased Assets involving a term of more than one (1) year or rental obligation exceeding twenty thousand dollars ($20,000.00) per year in any single case;

(g) enter into any Contract with any Related Party of a Seller in connection with or affecting the Purchased Assets;

(h) make any change in any method of accounting or accounting practice or policy affecting the financial statements related to the Purchased Assets;

(i) make, revoke or modify any Tax election with respect to the Purchased Assets, settle or compromise any Tax liability with respect to the Purchased Assets, or amend any tax return relating to the Purchased Assets;

(j) pay, discharge, or satisfy any claim, liability, or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Purchased Assets, other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice reflected or reserved against on Sellers’ balance sheet as of the Reference Date;

(k) cancel, compromise, waive, or release any right or claim relating to the Purchased Assets, other than in the ordinary course of business consistent with past practice that, together with any other rights or claims cancelled, compromised, waived, or released would not be material to the Purchased Assets, taken as a whole;

18

(l) permit the lapse of any existing policy of insurance relating to the Purchased Assets;

(m) knowingly abandon, permit to lapse, or fail to pay any maintenance fee becoming due with respect to any Transferred Patent prior to the Closing, other than expiration by operation of Law, or otherwise knowingly take any action that materially impairs any Transferred Patent or other material Transferred Intellectual Property included in the Purchased Assets;

(n) (i) accelerate the collection of or discount any account receivables, (ii) delay the payment of any account payables or of liabilities that would become Assumed Liabilities, or (iii) defer expenses in connection with the Purchased Assets;

(o) commence or settle any Action relating to the Purchased Assets or the Assumed Liabilities;

(p) fail to (i) maintain compliance in all material respects with all Environmental Laws applicable to the Purchased Assets, (ii) maintain all Permits issued pursuant to Environmental Law and relating to the Purchased Assets in full force and effect, (iii) refrain from causing or permitting any Release of Hazardous Substances at, on, under, or from the Hobbs Site or any other real property included in the Purchased Assets, or (iv) promptly notify Buyer in writing of any environmental claim, notice of violation, order, investigation, or other communication from any Governmental Authority relating to Environmental Laws or Hazardous Substances with respect to the Purchased Assets; or

(q) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Notwithstanding the generality of the foregoing, during the Interim Period, Sellers shall provide Buyer and its designated environmental consultants with reasonable access to the Hobbs Site, upon not less than three (3) Business Days’ prior written notice, to conduct Phase I and/or Phase II Environmental Site Assessments, which may include the collection of soil, groundwater, surface water, and building material samples (collectively, “Environmental Assessments”). To the extent that access to the Hobbs Site for the purpose of conducting Environmental Assessments requires the consent, approval or authorization of the County or any other Governmental Authority with an interest in the Hobbs Site, Sellers shall use commercially reasonable efforts to obtain such consent, approval or authorization promptly following Buyer’s written request for access and shall cooperate with Buyer in facilitating any application or submission required in connection therewith. Sellers shall cooperate with Buyer and its environmental consultants in connection with any Environmental Assessments, including by facilitating access to all existing environmental reports, monitoring data, and regulatory correspondence in Sellers’ possession relating to environmental conditions at the Hobbs Site. Buyer shall conduct all Environmental Assessments in a manner that minimizes disruption to Sellers’ operations and shall restore any areas disturbed by invasive sampling to substantially their pre-investigation condition. Buyer shall not exercise its termination right under Section 8.01(c)(iii) solely as a result of Buyer’s inability to complete the Environmental Assessments unless Sellers have failed to obtain such required consent, approval or authorization within forty-five (45) Business Days following Buyer’s written request. The failure of Sellers to obtain such required consent, approval or authorization within such forty-five (45)-Business-Day period shall not constitute a breach of this Agreement if Sellers have complied with the foregoing commercially reasonable efforts obligation, but shall not otherwise limit Buyer’s rights under Section 7.01(h) or Section 8.01(c)(iii).

Section 6.02 Access to Information. During the Interim Period, Sellers shall provide and shall cause their Affiliates and their respective Representatives to provide Buyer and its Affiliates and their respective Representatives with reasonable access, during normal business hours and upon reasonable advance notice to a Seller, to Sellers and their officers, the properties, and operations of Sellers and such books and records relating to the Purchased Assets. During the Interim Period, Sellers shall confer from time to time as reasonably requested by Buyer through its Representative(s), during normal business hours and upon reasonable advance notice, to discuss any material changes or developments in the Purchased Assets and the general status of the Purchased Assets. No information or knowledge obtained pursuant to this Section 6.02 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the Ancillary Agreements, or the conditions to the obligations of the Parties to consummate the Closing in accordance with the terms and provisions hereof.

19

Section 6.03 No Solicitation of Other Bids.

(a) During the Interim Period, Sellers shall not, and shall not authorize or permit any of their Affiliates or any of their respective Representatives to, directly or indirectly (i) agree to, approve, recommend, entertain, encourage, solicit, initiate, facilitate, support or continue inquiries regarding an Acquisition Proposal (as defined below); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any Contract or other instrument (whether or not binding) regarding an Acquisition Proposal or that requires (or would reasonably be expected to require) Sellers or any of their Affiliates to abandon, terminate or fail to consummate the transactions contemplated hereby. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.

(b) For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) any transaction or arrangement to sell, assign, transfer, encumber and/or license any of the Purchased Assets (other than in the ordinary course of business), (ii) any transaction or arrangement to sell a Seller, (iii) any transaction or arrangement similar in form, substance or purpose to any of the foregoing transactions or to the transactions contemplated hereby, (iv) any other transaction or arrangement (regardless of the form thereof) that would prevent, impede or delay the consummation of the transactions contemplated hereby, or (v) any merger, consolidation, liquidation, recapitalization, share exchange or other business combination with respect to a Seller relating to or otherwise affecting the Purchased Assets.

(c) In addition to the other obligations under this Section 6.03, during the Interim Period, to the extent permitted under applicable Law, Sellers shall promptly (and in any event within two (2) Business Days after receipt thereof by a Seller or its Representatives) advise Buyer in writing of the receipt of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, and disclose the terms and conditions of such request, Acquisition Proposal or inquiry, including the identity of the Person making the same.

(d) Sellers agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events. During the Interim Period, Sellers shall promptly notify Buyer in writing of the following:

(a) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 to be satisfied; and

20

(b) any Action commenced or threatened against, relating to or involving or otherwise affecting the Purchased Assets that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.09.

Section 6.05 Confidentiality. At and after the Closing Date, Sellers and their Affiliates and Representatives will keep confidential and not disclose to any other Person or use for his, her or its own benefit or the benefit of any other Person any Confidential Information. Sellers, however, may retain archival copies of Confidential Information to the extent required by applicable Law or reasonably necessary for Taxes, accounting, insurance and regulatory purposes, provided that such retained information remains subject to this Section 6.05. Notwithstanding the foregoing, if a Seller or any of its Affiliates or, as applicable, Representatives (collectively, the “Disclosing Party”) is requested or required by applicable Law to disclose any Confidential Information, the Disclosing Party will provide Buyer with notice of such request or requirement as promptly as practicable (unless prohibited by Law) so that Buyer may, at its own expense, seek a protective order or other appropriate remedy and/or waive compliance with the foregoing provisions of this Section 6.05. The Disclosing Party will cooperate reasonably with Buyer in connection with Buyer’s efforts to seek such an order or remedy. If Buyer does not obtain such an order or other remedy or waives compliance with the provisions of this Section 6.05, the Disclosing Party will furnish only that portion of the applicable Confidential Information that is legally required and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information. From the Effective Date until the Closing or earlier termination of this Agreement, the Parties shall remain bound by Section 12 of the Letter Agreement. Notwithstanding the Closing or termination of this Agreement, Section 12 of the Letter Agreement shall remain in effect in accordance with its terms with respect to Confidential Information concerning Sellers, their Affiliates or their respective retained businesses that does not constitute a Purchased Asset or Confidential Information transferred to Buyer at the Closing. If this Agreement is terminated before the Closing, each Party shall, upon the other Party’s written request, promptly return or destroy the other Party’s Confidential Information in accordance with Section 12 of the Letter Agreement.

Section 6.06 Good Faith and Reasonable Efforts.

(a) Each Party shall use its commercially reasonable efforts to, as promptly as reasonably practicable, (i) make, or cause to be made, all filings and submissions required under any applicable Law in connection with the transactions contemplated by this Agreement; and (ii) obtain, or cause to be obtained, all Required Consents, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each Party shall reasonably cooperate with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action with the intent of impairing, impeding or materially delaying, the receipt of any required consents, authorizations, orders or approvals.

(b) As material conditions of this Agreement, both Parties must act in good faith, and use commercially reasonable efforts to close the transaction contemplated herein. Nothing contained in this Section 6.06 shall be interpreted to require Buyer or Parent to (i) engage in (pursue or defend) litigation, arbitration, or any other form of adversarial proceeding, (ii) dispose of any assets or business of Buyer or Parent or (iii) restrict or otherwise agree to any restrictions, limitations or changes to Buyer’s or Parent’s business. Prior to Closing, Sellers may be required to engage in (pursue or defend) litigation, arbitration, or other form of adversarial proceeding only with respect to the removal of Liens if necessary to transfer the Purchased Assets in accordance with the terms of this Agreement.

21

(c) Without limiting the foregoing subsections (a) and (b) above, Sellers shall use commercially reasonable efforts to obtain any and all County consents required to satisfy the Hobbs Site Condition and Buyer shall reasonably cooperate with Seller in connection with the foregoing, including by promptly providing to the County such information regarding Buyer and its principals as the County may reasonably request or require in order to evaluate and grant such consents; provided, that Buyer shall not be required to provide any information that would require the waiver of any privilege or would reasonably be expected to materially harm the business, operations or reputation of Buyer or its Affiliates. Without limiting the obligations set forth in Section 3.03 with respect to the NSR Permit Transfer, Sellers shall use commercially reasonable efforts to cooperate with Buyer in obtaining all approvals, notices, and consents required to transfer or assign any other environmental Permits included in the Purchased Assets, in each case at Sellers’ sole cost and expense.

(d) Sellers shall cooperate with Buyer, using commercially reasonable efforts and at Sellers’ sole cost and expense, in taking all steps reasonably necessary to cause the protections of the NMED Covenant Not to Sue to transfer to and inure to the benefit of Buyer upon Buyer’s acquisition of the leasehold interest and purchase option in the Hobbs Site, or, if NMED determines that the NMED Covenant Not to Sue does not transfer by operation of law, cause NMED to issue a new or amended covenant not to sue document in favor of Buyer on substantially equivalent terms.

Section 6.07 Remedies and Enforcement. Each Seller acknowledges and agrees that (i) strict enforcement of the terms of Section 6.05 is necessary for the purpose of ensuring the preservation, protection and continuity of the Purchased Assets, (ii) Buyer or Parent would be irreparably harmed by any breach of Section 6.05 and that monetary damages, even if available, alone would not be an adequate remedy for any such breach; (ii) in the event of any breach or threatened breach of any provision of Section 6.05, Buyer will be entitled, in addition to all other equitable remedies that it may have existing in its favor, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any such breach or threatened breach and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages; and (iii) the prevailing Party in any action commenced to enforce Section 6.05 (whether through a monetary judgment, injunctive relief or otherwise) will be entitled to recover reasonable attorneys’ fees and court costs incurred in connection with such action.

Section 6.08 Further Assurances.

(a) At any time and from time to time after the Closing, at the request of either Party, and without further consideration, the other Party will execute and deliver such other instruments of sale, transfer, conveyance, assumption and assignment and take such actions as such requesting Party may reasonably request to more effectively carry out the transactions contemplated by this Agreement, provided that no Seller shall be required to assume or incur any additional liability or obligation not otherwise owned or already incurred by Sellers prior to the date hereof or otherwise required to be assumed or incurred by Sellers under this Agreement (including Sellers performance of its obligation under this Agreement).

(b) For a period of one year after the Closing, Sellers shall provide Buyer with reasonable cooperation and support as Buyer reviews and assesses the Purchased Assets, including the documents, technology, equipment, storage cabinets and other tangible and intangible assets comprising the Purchased Assets. Such cooperation and support shall include conferring with Buyer, answering Buyer’s questions, providing information and assistance reasonably requested by Buyer and making available, during normal business hours and upon reasonable advance notice, Sellers’ personnel with knowledge of the Purchased Assets. Buyer shall reimburse Sellers for reasonable and documented out-of-pocket expenses incurred by Sellers to third parties at Buyer’s request for the purpose of providing such cooperation and support, to the extent such expenses are not otherwise required to be incurred by Sellers under this Agreement. For the avoidance of doubt, Buyer shall not be required to reimburse Sellers for any costs or expenses incurred in the ordinary course of Sellers’ business or for the compensation or time of Sellers’ employees or other internal personnel.

22

Section 6.09 Public Announcements. Neither Party will issue any press release or make any public statement with respect to this Agreement, or the transactions contemplated in this Agreement, without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed or conditioned except that no such consent shall be necessary to the extent disclosure may be (i) required by Law or (ii) required or desirable under applicable stock exchange rules or listing requirements.

Section 6.10 Straddle Period Apportionment. With respect to any Straddle Period, all excise, property and other similar ad valorem taxes pertaining to the Purchased Assets will be prorated on the basis of the number of days of the relevant Tax year or period which have elapsed through the Closing Date, determined without reference to any change of ownership occasioned by the consummation of the transactions contemplated in this Agreement. Sellers will be responsible for that portion of such amounts relating to the period ending on or before the Closing Date and Buyer will be responsible for that portion of such amounts relating to the period following the Closing Date.

Section 6.11 Reserved.

Section 6.12 Lock-Up.

(a) Subject to Section 6.12(b) and Section 6.12(c), Sellers shall not, directly or indirectly, for a period of twelve (12) months from the Closing Date (the “Lock-Up Period”) (i) sell, transfer, assign, hypothecate, pledge or otherwise encumber the shares of Closing Stock Consideration, or any interest therein; (ii) enter into any swap, derivative, hedging or similar arrangement (including any short sale, forward contract, option, collar, equity swap, total return swap or other transaction) that is designed to, or reasonably could be expected to, hedge, reduce or eliminate the economic risk of ownership of such shares, in whole or in part; (iii) deposit or maintain the shares of Closing Stock Consideration in any margin account, or otherwise use such shares as collateral for any indebtedness or obligation, including under any margin loan, securities-based lending arrangement or similar credit facility; or (iv) publicly announce or disclose any intention to engage in any of the foregoing transactions.

(b) Notwithstanding anything in Section 6.12(a) to the contrary, Sellers may transfer shares of Closing Stock Consideration (i) to one or more Affiliates, (ii) to any direct or indirect partners, members or equity holders of Sellers (including for bona fide tax or estate planning purposes), or (iii) pursuant to any court order or by operation of Law, provided that, in each case, each transferee agrees in writing to be bound by the restrictions applicable to Sellers set forth in Section 6.12(a) for the remainder of the applicable Lock-Up Period.

(c) Notwithstanding the foregoing, the restrictions in Section 6.12(a) shall not apply to any sale, transfer or exchange made pursuant to or in connection with any merger, tender offer, reclassification, recapitalization, consolidation, stock exchange or similar transaction involving Parent Common Stock made to all holders of Parent Common Stock that would result in the holders of Parent Common Stock exchanging their shares for cash, securities or other property.

(d) Parent shall, and shall cause its transfer agent and counsel to, reasonably cooperate and use commercially reasonable efforts to promptly remove any restrictive legends from the Parent Common Stock and to deliver any opinion letters or other documentation reasonably required for such legend removal at Sellers’ sole cost and expense, in each case as soon as reasonably practicable after Sellers have satisfied the applicable holding period, and otherwise met the requirements for removal under applicable law, but in any event, within 3 business days following Sellers’ written request (which, for the avoidance of doubt, shall not be made until the applicable holding period has been satisfied and any other requirements for legend removal have been met under applicable law) and delivery of reasonably requested documentation. Parent shall not unreasonably withhold, condition, or delay such cooperation.

23

Section 6.13 Restrictive Covenants. As a material inducement to Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated hereby, and in consideration of the Closing Consideration payable to Sellers hereunder, each Seller agrees that, from the Closing Date until the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), without the prior written consent of Buyer, such Seller shall not, and shall cause its Affiliates not to, directly or indirectly:

(a) anywhere in the United States of America, use the Purchased Assets to engage as a stockholder, owner, partner, joint venturer, or in a managerial capacity (whether as a director, officer, employee, independent contractor, consultant or advisor) in any business that competes with the business conducted with the Purchased Assets as of the Closing (such business, a “Competing Business”);

(b) solicit, knowingly induce, attempt to solicit or induce, or otherwise knowingly encourage any Covered Employee to terminate or otherwise adversely alter his or her employment or engagement with Buyer, Parent or any of their respective Affiliates, or enter into an employment, consulting, independent contractor or similar relationship with any Covered Employee; provided, however, the foregoing clause (c) shall not preclude any Seller or its Affiliates from (A) making general or public solicitations not targeted at Covered Employees, including through the use of general advertisements, employment agencies or search firms (so long as such agencies or firms have not been specifically directed to solicit Covered Employees), or (B) hiring any Covered Employee who has ceased being an employee of Buyer, Parent, or any of their respective Affiliates for at least six (6) months prior to the date of such solicitation or hiring;

(c) solicit, knowingly induce, attempt to solicit or induce, or otherwise knowingly encourage any Covered Customer or any vendor, supplier, licensor or other business relation of Buyer, Parent or any of their respective Affiliates relating to the Purchased Assets to terminate, diminish or materially alter in a manner adverse to Buyer, Parent or their respective Affiliates its relationship with Buyer, Parent or any of their respective Affiliates; or

(d) make or publish, or cause to be made or published, any statement or communication (whether written or oral) that disparages, defames or is derogatory toward Buyer, Parent or any of their respective Affiliates or Representatives, or any of their respective products, services, businesses, operations, or prospects; provided, however, that the foregoing clause (e) shall not prohibit (A) truthful statements made in the course of any legal proceeding or governmental investigation or in response to a valid subpoena or other compulsory process or (B) truthful statements made in connection with the enforcement of any rights under this Agreement or any Ancillary Agreement.

For purposes of this Section 6.13: (i) “Covered Customer” means (A) any existing customer of Sellers with respect to the Purchased Assets as of immediately prior to the Closing, (B) any customer of Sellers with respect to the Purchased Assets during the twelve (12) months prior to the Closing Date, or (C) any Person with whom Buyer, Parent or any of their respective Affiliates has an active business relationship with respect to the Purchased Assets during the Restricted Period; provided, that with respect to a U.S. Government agency, “customer” means the specific program office; and (ii) “Covered Employee” means any individual who is employed by, or performing services as an independent contractor or consultant for, Buyer, Parent or any of their respective Affiliates at the time of the applicable solicitation or inducement or who was so employed or engaged at any time during the six (6) months immediately preceding such solicitation or inducement.

24

Notwithstanding anything in this Section 6.13 to the contrary, nothing herein shall prevent or limit any Seller or its Affiliates from (a) owning, operating, investing in, financing or otherwise engaging in any existing business of Sellers or their Affiliates, or any business, activity, product, service, line of business, asset, technology or opportunity is not a Competing Business; (b) owning up to five percent (5%) of the outstanding securities of any publicly traded company as a passive investment; (c) any Affiliate, director, officer, employee, consultant, advisor, partner, member, stockholder or other Representative of Sellers acting in any capacity unrelated to a Competing Business; (d) being employed directly by, consulting with, contracting with or otherwise providing services to the United States federal government or any state Governmental Authority unrelated to a Competing Business; or (e) engaging in any activity unrelated to the Purchased Assets.

The Parties agree that the restrictions set forth in this Section 6.13 are reasonable in scope, area and duration and are completely severable and independent, and that each such restriction constitutes a separate and distinct covenant. If any provision of this Section 6.13 or any part thereof is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of this Section 6.13, but this Section 6.13 shall be reformed and construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein and the remaining provisions shall be given full force and effect and such restrictions shall be enforced to the fullest extent permitted by applicable Law. In the event a court of competent jurisdiction determines that any restriction contained in this Section 6.13 is excessive in duration, geographic scope or otherwise, such court may reduce or modify such restriction to make it reasonable to the maximum extent permitted by applicable Law.

The Parties acknowledge that the restrictions set forth in this Section 6.13 are necessary for the protection of Buyer, Parent and their respective Affiliates and that any breach thereof would cause such Persons irreparable damage for which monetary damages, even if available, would not be an adequate remedy. Accordingly, in the event of any actual or threatened breach of any provision of this Section 6.13, Buyer and Parent shall be entitled, in addition to all other rights and remedies that may be available (including monetary damages), to seek the issuance by a court of competent jurisdiction of a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief enjoining such breach or threatened breach, without the necessity of proving actual damages or posting any bond or other security. The foregoing provision shall not constitute a waiver of any other remedies that Buyer or Parent may have at law or in equity, and all such rights and remedies shall be cumulative.

Section 6.14 SEC Reports. From the date hereof through the Closing, Parent shall timely file or furnish all reports, forms, schedules, statements and other documents required to be filed or furnished by it with the SEC. From the date hereof through the Closing, Parent shall promptly notify Sellers of any written notice from the SEC or Nasdaq alleging any material non-compliance with applicable securities laws or listing standards, any suspension or threatened suspension of trading of Parent Common Stock, or any delisting notice or proceeding.

Article 7

CONDITIONS TO CLOSING

Section 7.01 Conditions to Buyer’s Obligations. Buyer’s and Parent’s obligations to consummate the transactions contemplated by this Agreement will be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law (whether temporary, preliminary, or permanent) then in effect and that enjoins, restrains, conditions, makes illegal, or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

25

(b) The representations and warranties of Sellers set forth in this Agreement (other than the Seller Fundamental Representations) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of that date (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct as of such date). The Seller Fundamental Representations of Sellers shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of that date (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct as of such date).

(c) All of the agreements and covenants of Sellers to be performed or complied with at or prior to the Closing pursuant to this Agreement have been duly performed or complied with in all material respects.

(d) Buyer has received all deliveries of Sellers provided for in Section 3.05.

(e) From the date of this Agreement, no Material Adverse Effect has occurred, nor has any event or events occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) NRC shall have issued an order approving the NRC License Transfer, without regard to any rehearing or appeals process.

(g) Buyer shall have acquired fee simple title, or a valid leasehold interest in, the Hobbs Site reasonably sufficient to develop, finance, construct and operate the DUF6 Plant on the Hobbs Site whether by Hobbs Site Purchase, a purchase from the County (free and clear of all mortgages and Liens other than Permitted Liens) or by Hobbs Site Lease, Buyer’s entry into a new lease of the Hobbs Site with the County in connection with a new Industrial Revenue Bond structure (or replacement Industrial Bond Structure on substantially similar terms), in each case on terms satisfactory to Buyer in its sole and absolute discretion, with the existing Industrial Revenue Bond structure, including the Bond, the Mortgage, and the Indenture, terminated, defeased and discharged in full and all Liens arising therefrom fully, irrevocably, and unconditionally released, unless otherwise agreed to by Buyer (the “Hobbs Site Condition”). For the avoidance of doubt, the determination of whether the Hobbs Site Condition has been satisfied shall be made by Buyer in its sole and absolute discretion and confirmed by Buyer prior to Closing.

(h) Buyer shall have completed, at Buyer’s sole cost and expense, Environmental Assessments of the Hobbs Site, and the results of such Environmental Assessments shall be satisfactory to Buyer in its reasonable judgment, taking into account the presence of Hazardous Substances, the estimated cost of any required remediation, any potential liability under Environmental Law and any potential restrictions on the development, construction or operation of the DUF6 Plant on the Hobbs Site; provided that in no event shall Buyer be required to close if remediation expenditures would reasonably be expected to exceed $100,000 (excluding, for the avoidance of doubt, remediation expenditures solely attributed to the matters covered by and subject to the NMED Covenant Not to Sue) (the “Remediation Expense Cap”). For the avoidance of doubt, Buyer shall not be required to incur any remediation or other expenditures as a condition to exercising its rights under this Section 7.01(h).

26

Section 7.02 Conditions to Sellers’ Obligations. Sellers’ obligations to consummate the transactions contemplated by this Agreement will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of that date (except for such representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct as of such date).

(b) All of the agreements and covenants of Buyer to be performed or complied with at or prior to the Closing pursuant to this Agreement have been duly performed or complied with in all material respects.

(c) Sellers shall have received a consent, termination and release from the County and the Issuer under the Lease unconditionally terminating and releasing RNX and its Affiliates from any and all obligations and liabilities under or in respect of the Lease, the A&R PPA, the Mortgage, the Bond, the Bond Purchase Agreement, the Indenture, all agreements and undertakings referred to therein, including the Unassigned Rights Obligations (as defined in the Lease), together with all amendments, supplements, and modifications thereto (in each case, other than any obligations or liabilities that expressly survive termination therein).

Article 8

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time in the following circumstances:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer, if there has been a material breach by a Seller of any covenant, representation or other agreement or term of this Agreement that has prevented the satisfaction of any condition to Buyer’s obligations at Closing and such breach has not been waived by Buyer or cured by such Seller within seven (7) Business Days after written notice has been delivered to such Seller;

(c) by Buyer or Seller, if (i) the Hobbs Site Condition has not been satisfied by one hundred twenty (120) days after the Effective Date (as may be extended for an additional sixty (60) days at Buyer’s election so long as Buyer is not then in material breach of this Agreement) (the “Outside Date”), (ii) the Parties receive factual information to reasonably believe that the Hobbs Site Condition will not occur or (iii)the condition set forth in Section 7.01(h) has not been satisfied;

(d) by Sellers, if there has been a material breach by Buyer of any covenant, representation or other agreement or term of this Agreement that has prevented the satisfaction of any condition to Sellers’ obligations at Closing and such breach has not been waived by Sellers or cured by Buyer within seven (7) Business Days after written notice has been delivered to Buyer; or

(e) by Buyer or Sellers, if the NRC License Transfer has not occurred by the Outside Date or the Parties receive factual information to reasonably believe that the NRC License Transfer will not occur; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) will not be available to a Party who has materially breached any provision of this Agreement and that breach has caused, or has resulted in, the failure of the NRC License Transfer to occur on or before the Outside Date.

27

Section 8.02 Effect of Termination. Upon any termination of this Agreement under Section 8.01 by Buyer or Sellers, written notice will be given to the other Party specifying the provision pursuant to which such termination is made, and this Agreement will terminate and be of no further force or effect, except for Section 6.05, Section 6.09, Section 8.03 Article 10 and this Section 8.02 which will survive any termination of this Agreement. There will be no liability on the part of either Party to the other Party except that any Party whose breach or violation of the terms of this Agreement resulted in termination of this Agreement will be liable for damages incurred by the other Party and the Agreement will remain in effect to the extent necessary for the aggrieved Party to pursue recovery of such damages.

Section 8.03 Released Escrow Funds. In the event this Agreement is terminated (a) by Sellers pursuant to Section 8.01(c) or Section 8.01(e), or (b) by Buyer pursuant to Section 8.01(b), Section 8.01(c) or Section 8.01(e), Sellers shall, jointly and severally, pay to Buyer an amount equal to the Escrow Funds within two (2) Business Days following such termination; provided, however, that if either Sellers or Buyer terminates this Agreement pursuant to Section 8.01(e) as a result of Buyer’s failure to qualify or be eligible to receive the NRC License, Sellers shall, jointly and severally, pay to Buyer, within two (2) Business Days following such termination, an amount equal to the Escrow Funds less Sellers’ reasonable and documented expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Article 9

SURVIVAL; INDEMNIFICATION

Section 9.01 Survival. Each of the representations, warranties, covenants and agreements set forth in this Agreement and the Ancillary Agreements will survive the Closing.

Section 9.02 Indemnification.

(a) Sellers will, jointly and severally, indemnify, defend and hold harmless Buyer, Parent and their Affiliates and their respective Representatives, successors and assignees (collectively, the “Buyer Indemnitees”) from and against, and reimburse the Buyer Indemnitees for, any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with the foregoing) (collectively, “Damages”) incurred or suffered by the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(i) any breach of, or inaccuracy in, any representation or warranty made by Sellers in this Agreement, any Ancillary Agreement or any document or certificate required to be furnished by Sellers in connection with this Agreement;

(ii) any failure to perform or other breach of covenant or agreement made or to be performed by Sellers pursuant to this Agreement or any Ancillary Agreement;

(iii) any Excluded Asset or any Excluded Liability;

(iv) (A) any Release of Hazardous Substances at, on, under, or from the Hobbs Site or any other real property included in the Purchased Assets that occurred prior to the Closing Date, (B) any violation of or noncompliance with Environmental Laws by Sellers or their Affiliates with respect to the Purchased Assets occurring prior to the Closing Date, or (C) any Environmental Law liability arising from the ownership, operation, or condition of the Purchased Assets prior to the Closing Date; provided, however, that no Seller shall have any obligation under this Section 9.02(a)(iv) for matters covered entirely by the NMED Covenant Not to Sue; or

28

(v) the assertion of any claim or the commencement of any Action arising from or relating to the ownership of the Purchased Assets prior to the Closing Date.

(b) Buyer will indemnify, defend and hold harmless Sellers and their Affiliates and their respective Representatives, successors and assignees (collectively, the “Seller Indemnitees” and together with the Buyer Indemnitees, each an “Indemnified Party”) from and against, and reimburse Seller Indemnitees for, any and all Damages incurred or suffered by Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(i) any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement, any Ancillary Agreement or any document or certificate required to be furnished by Buyer in connection with this Agreement;

(ii) any failure to perform or other breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement or any Ancillary Agreement; or

(iii) any Assumed Liability.

(c) For purposes of this Article 9, any inaccuracy in or breach of any representation or warranty, and the calculation of any Damages, will be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.03 Limitations. Notwithstanding anything herein to the contrary:

(a) Sellers (as a group and in the aggregate) shall not have any indemnification obligation under Section 9.02(a)(i) unless and until the aggregate amount of Damages incurred or suffered by the Buyer Indemnitees exceeds One Hundred Thirty-Five Thousand Dollars ($135,000) (the “Deductible”), whereupon the Sellers shall indemnify the Buyer Indemnitees for all Damages in excess of the Deductible; provided, however, that this Section 9.03(a) shall not apply to Damages arising out of common-law fraud committed by any Seller, or any breach or inaccuracy of the following representations and warranties of the Sellers: Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Existence and Power), Section 4.03 (Corporate Authorization), Section 4.07 (Non-Contravention), Section 4.14 (Employment Matters), Section 4.16 (Environmental Matters), Section 4.17 (Intellectual Property) and Section 4.22 (Finders’ Fees) (such representations, collectively, the “Indemnity Representations”).

(b) the maximum amount of Damages for which Sellers shall be obligated to indemnify Buyer Indemnitees pursuant to Section 9.02(a)(i):

(i) for claims arising out of breaches or inaccuracies of Indemnity Representations, shall be Thirteen Million Five Hundred Thousand Dollars ($13,500,000) (the “Cap”); and

(ii) for claims arising out of breaches or inaccuracies of representations and warranties of Sellers in this Agreement (other than Indemnity Representations), shall be an amount equal to One Million Three Hundred Fifty Thousand Dollars ($1,350,000);

(c) the maximum amount of Damages for which Buyer shall be obligated to indemnify Seller Indemnitees pursuant to Section 9.02(b)(i) shall be the Cap.

29

(d) From and after the Closing, except for actual common-law fraud committed by the Party against whom the applicable claim is asserted, claims for specific performance or other equitable relief, and obligations to make payments expressly required by this Agreement or any Ancillary Agreement, this Article 9 will be the sole and exclusive monetary remedy of the Parties and their respective Affiliates for any breach of this Agreement, any Ancillary Agreement or any certificate delivered in connection with the Closing.

Section 9.04 Third-Party Claim Procedures. Promptly upon an Indemnified Party’s receipt of notice of any claim, action, suit or proceeding by a third party (a “Third-Party Claim”) that may give rise to a claim for indemnification, the Indemnified Party will give written notice to Buyer, in the case the Indemnified Party is a Seller Indemnitee, or IIFP in the case the Indemnified Party is a Buyer Indemnitee (such Party receiving notice, the “Indemnifying Party”) (provided that failure to give prompt notice shall not relieve the Indemnifying Party of its obligations except to the extent it is materially prejudiced thereby). Subject to this Section 9.04, the Indemnifying Party shall have the right, at its expense, to participate in the defense of such Third-Party Claim and, upon written notice to the Indemnified Party, to assume control of such defense with counsel of its choosing reasonably acceptable to the Indemnified Party; provided that the Indemnified Party may participate in such defense at its own expense. The Parties shall cooperate in good faith in the defense of any Third-Party Claim. No settlement or compromise of any Third-Party Claim shall be entered into without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such settlement (a) involves only the payment of money by the Indemnifying Party, (b) includes a full and unconditional release of the Indemnified Party, and (c) imposes no admission of liability or culpability or other obligation on the Indemnified Party. Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party will not be entitled to assume or continue the defense of any such Third-Party Claim that (i) seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief that the Indemnified Party reasonably determines, after consultation with its outside counsel, cannot be separated from any related claim for monetary damages, (ii) presents, under applicable standards of professional conduct, based on advice of outside counsel to the Indemnified Party, an actual conflict of interest on any significant issue between the Indemnified Party and the Indemnifying Party, (iii) involves a customer, supplier, employee or other material business relation of the Business, (iv) relates to or arises in connection with any criminal Action in which the Indemnified Party or any of its representatives is a defendant, (v) the Indemnifying Party has failed to reasonably defend such Third-Party Claim and (x) such failure has continued for more than thirty (30) days after the Indemnified Party’s delivery of written notice of such failure to the Indemnifying Party, or (y) such failure materially and adversely affects the defense of such Third-Party Claim or (vi) relates to or arises in connection with any Tax Action.

Section 9.05 Tax Treatment of Indemnification Payments. Except to the extent otherwise required by Law, all indemnification payments made pursuant to this Article 9, will be treated by the Parties as an adjustment to the Closing Consideration for Tax purposes.

Article 10

MISCELLANEOUS

Section 10.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, without the sender having received notice of failure to deliver such email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

30

If to Buyer or Parent:

NANO Nuclear Energy Inc.

10 Times Square

30th Floor

New York, NY 10018

Attention: [*****]

E-mail: [*****]

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street NW

Washington, DC 20036

Attention: [*****]

E-mail: [*****]

If to a Seller:

Radnostix, Inc.

4137 Commerce Circle

Idaho Falls, ID 83406

Attn: [*****]

E-mail: [*****]

With a copy to [*****]

with a copy (which shall not constitute notice) to:

TroyGould PC

1801 Century Park E,

Los Angeles, CA 90067

Attention: [*****]

E-mail: [*****]

Section 10.02 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by an authorized representative of each of Sellers and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective. A failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, remedy, power or privilege under this Agreement by either Party will not in any way preclude or operate as a waiver of any further exercise or enforcement or the exercise or enforcement of any other right, remedy, power or privilege under this Agreement or as provided by law.

Section 10.03 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement will be paid by the Party incurring such cost or expense. Notwithstanding the foregoing, all costs and expenses related to satisfying the Hobbs Site Condition (including all transfer, recordation, documentary stamp, and similar taxes and fees) shall be borne by Sellers.

31

Section 10.04 Interest. Any outstanding payments from one Party to the other Party that are finally determined will accrue interest commencing five Business Days after written notice of such payment has been delivered by the Party due such payment to the other Party at the per annum rate equal to the lesser of (x) the maximum rate permitted by applicable Law; or (y) the Prime Rate plus two percent (2%) per annum in effect on the payment due date. The “U.S. Prime Rate” is published in The Wall Street Journal. Should The Wall Street Journal cease publication of the Prime Rate, the Parties will negotiate in good faith to reach agreement upon a new base rate which reasonably can be expected to produce the same result.

Section 10.05 Successors and Assigns.

(a) The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

(b) Sellers may not assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the consent of Buyer, which consent will not be unreasonably delayed or withheld.

(c) The Parties understand and agree that Buyer may enter into an agreement with one or more entities for the purpose of jointly developing, financing, constructing, and operating the DUF6 Plant or Buyer may transfer its rights and obligations under this Agreement to an Affiliate of Buyer. It may be necessary for Buyer to assign this Agreement under those circumstances. Therefore, Buyer may assign all of its rights and obligations under this Agreement without Sellers’ consent.

Section 10.06 Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine, and each Party irrevocably submits to and accepts, generally and unconditionally, the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in New York, New York with respect to any legal action or proceedings which may be brought at any time relating in any way to this Agreement.

Section 10.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

Section 10.08 Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures were on the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission has the same legal effect as delivery of an original signed copy of this Agreement. Except as set forth in Section 6.05 and Section 9.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities upon any Person other than the Parties and their respective successors and assigns.

Section 10.09 Entire Agreement. This Agreement (including all Exhibits and Schedules) and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, Section 12 of the Letter Agreement shall survive and shall not be superseded by this Agreement to the extent provided in Section 6.05 hereof.

Section 10.10 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

32

Section 10.11 Severability. Any provision of this Agreement that is illegal, void or unenforceable, will be ineffective to the extent only of such illegality, voidness, or unenforceability, without invalidating the remaining provisions of this Agreement.

Section 10.12 No Joint Venture. Nothing in this Agreement will create or be construed as creating a partnership or joint venture between the Parties.

Section 10.13 Parties’ Intent. The Parties acknowledge and agree that from the Effective Date of this Agreement, Buyer will expend significant resources and a substantial amount of time to consummate the transactions contemplated in this Agreement. Buyer is relying on Sellers’ commitment to transfer and convey the Purchased Assets as set forth in this Agreement and that failure to do so will constitute a material breach by Sellers and that Buyer may pursue all remedies under this Agreement and as provided by applicable Law against Sellers.

Section 10.14 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its terms and that the Parties will be entitled to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of this Agreement or to enforce specifically the performance of the terms and provisions in courts described in Section 10.06. The Parties further agree that they will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 10.15 Attorneys’ Fees. In the event of any litigation or other action at law or suit in equity to enforce this Agreement or the rights of any Party, the prevailing Party in such litigation, action or suit will be entitled to receive from the other Party its reasonable attorneys’ fees and other reasonable costs and expenses of litigation or other action.

Section 10.16 Definitional and Interpretive Provisions. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined, will have the meaning as defined in this Agreement. Any singular term in this Agreement is deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. A reference to any statute is deemed to refer to such statute as amended from time to time and to any related rules or regulations. References to any agreement are to that agreement as amended, modified, or supplemented from time to time. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively.

[Remainder of this page intentionally left blank. Signature pages, Exhibits and Schedules to follow]

33

Acknowledged, accepted, and agreed to by the following Parties:

SELLERS:

RADNOSTIX, INC. (f/k/a INTERNATIONAL ISOTOPES, INC.)

By:	/s/ Shahe Bagerdjian
Name:	Shahe Bagerdjian
Title:	Chief Executive Officer

INTERNATIONAL ISOTOPES FLUORINE PRODUCTS, INC.

By:	/s/ Shahe Bagerdjian
Name:	Shahe Bagerdjian
Title:	Chief Executive Officer

BUYER:

HALEU ENERGY FUEL INC.

By:	/s/ James Walker
Name:	James Walker
Title:	Chief Executive Officer

PARENT, solely for purposes of Section 2.06:

NANO NUCLEAR ENERGY INC.

By:	/s/ James Walker
Name:	James Walker
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

SCHEDULE A

1.	NRC License and Regulatory Materials

U.S. Nuclear Regulatory Commission Material License SUB-1011, together with all amendments, license application documentation, reports, correspondence, responses to requests for additional information, docket materials, regulatory filings, and other NRC-related records associated with the DUF6 deconversion and fluorine extraction project.

All of the books, records, manuals, reports, plans, documents, specifications, procedures and other similar items in the possession of Seller as are necessary for Buyer to comply with its obligations under the NRC License.

2.	General Dynamics / Sequoyah Fuels Documentation

All documentation acquired by Radnostix, Inc. (f/k/a International Isotopes Inc.) from General Dynamics and its successors relating to the Sequoyah Fuels conversion plant and DUF6-to-DUF4 conversion process, including plant design materials, operating procedures, component specifications, operating records, process information, and related technical documentation. For the avoidance of doubt, this may include Purchased Assets set forth on Schedule B.

3.	RNX Technical, Safety, Design, and Vendor Materials

All safety analysis, preliminary plant design materials, drawings, vendor information, cost-estimate support, construction-support materials, and design/build contractor selection materials developed by Sellers to support construction, financing, licensing, or operation of the DUF6 Plant. For the avoidance of doubt, this may include Purchased Assets set forth on Schedule B.

4.	New Mexico Air Permit

The air permit obtained by RNX from the State of New Mexico for the DU-FEP project, together with all applications, amendments, supporting analyses, correspondence, records, and transferable rights associated with such permit.

5.	Industrial Revenue Bond

The Industrial Revenue Bond granted to RNX for the purchase of capital equipment for the DU-FEP project, together with all related documentation, approvals, correspondence, rights, and transferable benefits.

6.	Patents and Patent Rights

All right, title and interest in and to the following Patents, including the related patent prosecution and maintenance files, documents related to assignments, rights to enforce, rights to royalties, right to sue for and recover damages for infringement thereof occurring prior to or after the Closing and all other rights associated with the Patents and related intellectual property:

6.1	U.S. Patent No. 7,638,659, entitled, Processes for producing chlorofluorocarbon compounds using inorganic fluoride, issued December 29, 2009, owned by International Isotopes Inc.;

Sch. A-1

6.2	U.S. Patent No. 7,745,673, entitled Processes for producing hydrohalocarbon and halocarbon compounds using silicon tetrafluoride, issued June 29, 2010, owned by International Isotopes Inc.;

6.3	U.S. Patent No. 7,776,302, entitled Fluorine extraction systems and associated processes, issued August 17, 2010, owned by International Isotopes Inc.;

6.4	U.S. Patent No. 7,645,912, entitled, Processes for producing hydroflurocarbon compounds using inorganic fluoride, issued January 12, 2010, owned by International Isotopes Inc.;

6.5	Expired U.S. Patent No. 5888468, entitled, METHOD FOR PRODUCING SILICON TETRAFLUORIDE FROM URANIUM TETRAFLUORIDE.

6.6	Expired U.S. Patent No. 5901338, entitled, METHOD FOR PRODUCING URANIUM OXIDE FROM URANIUM TETRAFLUORIDE, SILICON, AND A GASEOUS OXIDE;

6.7	Expired U.S. Patent No. 5918106, entitled, METHOD FOR PRODUCING URANIUM OXIDE FROM URANIUM TETRAFLUORIDE AND A SOLID OXIDE COMPOUND;

6.8	Expired U.S. Patent No. 6033642, entitled, METHOD FOR PRODUCING SILICON TETRAFLUORIDE FROM URANIUM OXYFLUORIDE;

6.9	Expired U.S. Patent No. 6086836, entitled, METHOD FOR PRODUCING URANIUM OXIDE FROM URANIUM OXYFLUORIDE AND SILICON;

6.10	Expired U.S. Patent No. 6096281, entitled, METHOD FOR PRODUCING URANIUM OXIDE FROM URANIUM OXYFLUORIDE;

6.11	Expired U.S. Patent No. 6153164, entitled, METHOD FOR PRODUCING URANIUM OXIDE FROM URANIUM TETRAFLUORIDE AND A PHYLLCILICATE MINERAL;

6.12	Expired U.S. Patent No. 7,642,387, entitled PROCESS FOR PRODUCING HALOCARBON COMPOUNDS USING INORGANIC FLUORIDE; and

6.13	Expired U.S. Patent No. 7,649,121, entitled, PROCESS FOR PRODUCING HALOGENATED HYDROCARBON COMPOUNDS USING INORGANIC FLUORIDE.

7.	Indexed Documents Stored at Sellers’ Facilities

All associated indexed documents currently stored at Sellers’ facilities relating to the DUF6 Plant, whether in hard-copy, electronic, archival, indexed, or other accessible form.

8.	Hobbs Fluorine Extraction Process Project Files

All other files, records, correspondence, memoranda, analyses, studies, technical documents, financial documents, regulatory documents, legal documents, and business documents contained in the Radnostix, Inc. (f/k/a International Isotopes Inc.) files identified as the “Hobbs Fluorine Extraction Process Project.”

Sch. A-2

9.	Additional Related Assets, Rights, and Information

All other tangible and intangible assets, whether or not specifically listed above, that relate to or arise from Sellers’ prior efforts to permit, develop, finance, construct, license, own, or operate the DUF6 Plant and the “Hobbs Fluorine Extraction Process Project,” including:

9.1	Trade secrets and know-how;

9.2	Technical data and engineering files;

9.3	Financial models and cost estimates;

9.4	Business plans and project-development strategies;

9.5	Vendor lists and supplier information;

9.6	Contractor-selection materials;

9.7	Environmental, safety, and licensing analyses;

9.8	Regulatory and governmental correspondence;

9.9	Books and records in hard-copy or electronic format;

9.10	User manuals and product documentation;

9.11	Rights under transferable agreements, permits, approvals, authorizations, consents, or clearances;

9.12	All other assets reasonably necessary or related to the permitting, development, financing, construction, ownership or operation the DUF6 deconversion and fluorine extraction process project.

10.	Seller’s Site Visit Report

The tangible personal property and documentary materials observed during Buyer’s [*****] visit to Sellers’ headquarters in Idaho Falls, Idaho, as set forth on Schedule B attached hereto. For the avoidance of doubt, this may include Purchased Assets set forth on Schedule A.

Sch. A-3

SCHEDULE B

(attached)

[*****]

Sch. B-1

EXHIBIT A

ADDITIONAL DEFINITIONS

In this Agreement, the following terms have the meanings set forth in this Exhibit A and are equally applicable to both the singular and plural forms:

“A&R PPA” means that certain Amended and Restated Project Participation Agreement, dated June 21, 2010, between the County and RNX.

“Action” means any action, claim, litigation, complaint, investigation, petition, suit, arbitration, or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common Control with such other Person.

“Ancillary Agreements” means the Bill of Sale, the IP Assignment Agreement and any other document or instrument delivered by the Parties in connection with the transactions contemplated in this Agreement that are either necessary, or help, to facilitate the completion and transfer of all rights and ownership in the Purchased Assets from Sellers to Buyer.

“Bill of Sale” means a Bill of Sale in substantially the form attached hereto as Exhibit B.

“Bond” means the $72,000,000 Lea County, New Mexico Industrial Revenue Bond (Industrial Isotopes Project) Series 2010, issued by the County under the Indenture and purchased by IIFP pursuant to the Bond Purchase Agreement.

“Bond Purchase Agreement” means the Bond Purchase Agreement, dated August 25, 2011, among the County, IIFP, and RNX.

“Business Day” means a day, other than Saturday, Sunday, or other day on which commercial banks in New York, NY, are authorized or required by Law to close.

“Closing Cash Consideration” means $9,500,000.00 minus an amount equal to the Escrow Funds minus any amounts payable pursuant to the documentation delivered pursuant to Section 3.05(i) to release any Liens on the Purchased Assets.

“Closing Consideration” means, collectively, the Closing Cash Consideration and the Closing Stock Consideration, as adjusted pursuant to this Agreement.

“Closing Stock Consideration” means an amount of shares of Parent Common Stock equal to the quotient of $4,000,000.00 divided by the Interim Period VWAP as of the Closing Date; provided, that in no event shall the aggregate number of shares of Parent Common Stock issued hereunder exceed 19.99% of the shares of Parent Common Stock outstanding immediately prior to the Closing, with the value of any shares that would otherwise exceed such limit paid in cash based on the Interim Period VWAP as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations.

Exh. A-1

“Confidential Information” means all Trade Secrets, information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to the Purchased Assets, including to the extent applicable to the Purchased Assets all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers and prospective customers, information about employees, suppliers and other companies with which Sellers have had a commercial relationship, plans, methods, concepts, technical information, Sellers’ information and materials relating to future plans, including marketing strategies, new research, pending projects and proposals, proprietary production processes, research and development strategies and similar items, and any other information or material related to the Purchased Assets that gives Sellers an advantage with respect to its competitors by virtue of not being known by those competitors.

“Contract” means any agreement, contract, lease, license, promissory note, conditional sales contract, invoice, purchase order, indenture, mortgage, deed of trust or other commitment, undertaking, instrument or arrangement of any kind, whether written or oral.

“Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“County” means Lea County, New Mexico, a political subdivision of the State of New Mexico.

“Depository” means BOKF, N.A., dba Bank of Albuquerque, in its capacity as depository under the Indenture.

“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer concurrently with the execution of this Agreement.

“Dollars” or “$”means the lawful currency of the United States.

“Environmental Law” means (a) any and all federal, state, and local Laws, judgments, and Orders, which (i) regulate or relate to the protection, conservation, or cleanup of the environment; the use, presence, treatment, storage, transportation, handling, management, disposal or release (threatened or actual) of Hazardous Substances; the preservation or protection of surface water, groundwater, drinking water, air, wildlife, plants, or other natural resources; or the health and safety of Persons (including employees) relating to Hazardous Substances or the remediation of a Release, or (ii) impose liability with respect to any of the foregoing, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. § 11001, et seq; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Oil Pollution Act 33 U.S.C. § 2701, et seq.; and (b) the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq.; and the state and local analogues of each of the above-listed statutes, as well as any Laws that trigger notice to Governmental Authorities as a result of the change of ownership of an industrial facility.

“Governmental Authority” means any transnational, domestic or foreign federal, state, or local governmental, regulatory, or administrative authority, department, court, agency or official, including any political subdivision of the foregoing.

Exh. A-2

“Hazardous Substance” means any (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or case, whether naturally occurring or man-made, including any defined or regulated as a “hazardous substance,” “hazardous waste,” “hazardous material,” “special waste,” “toxic substance,” or “pesticide,” as a “contaminant” or “pollutant,” or in terms of words of similar import or regulatory effect under any Environmental Laws; (b) any petroleum, petroleum products, refined petroleum products, petroleum hydrocarbons, crude oil, or any derivative or by-product thereof; (c) radon; (d) radioactive material; (e) medical, biological, or biohazardous material or waste; (f) per- and polyfluoroalkyl substances; (g) asbestos or asbestos containing material; (h) urea formaldehyde foam insulation, lead or polychlorinated biphenyls; and (i) any other noxious or other substance that by its nature, presence, or use is subject to regulation under any Environmental Laws, including the imposition of any requirement to perform or cover the costs of environmental investigation, monitoring, or remediation.

“Hobbs Site” means the approximately 640-acre parcel of real property located in Section 27, Township 18 South, Range 36 East, N.M.P.M., Lea County, New Mexico, that is the subject of the A&R PPA, the Lease, the Mortgage, the Bond, and the Indenture.

“Indenture” means that certain Indenture, dated August 25, 2011, among the County, IIFP, as purchaser of the Bond, and BOKF, N.A.., dba Bank of Albuquerque, as depository, as amended, restated, or otherwise modified from time to time.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created, or arising under the laws of the United States or any other jurisdiction: (a) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers (including social media pages and usernames), trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing and all rights to enforce, recover for, and prevent infringement of the foregoing (collectively, “Marks”); (b) patents and patent applications, including reissues, continuations, continuations-in-part, divisionals, extensions, and re-examinations, and all rights of priority and to assert claims for past, present, or future infringement (collectively, “Patents”); (c) copyrights (registered and unregistered) and applications for registration, including rights in software, databases, compilations, mask works, and audiovisual works (collectively, “Copyrights”); (d) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists, and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (e) moral rights, data-base rights, and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights, or Trade Secrets, including all rights to sue for and recover damages for past, present, and future violations or infringements of any of the foregoing.

“Interim Period VWAP” means the volume weighted average price per share of Parent Common Stock as reported by Bloomberg and calculated during regular trading hours over the period beginning on the tenth (10th) Trading Day immediately preceding the date of this Agreement and ending on the Trading Day immediately preceding the Closing Date.

“IP Assignment Agreement” means an Intellectual Property Assignment Agreement in substantially the form attached hereto as Exhibit C.

“Law” means any applicable transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, including any applicable laws and regulations relating to the environment, health, safety, natural resources or hazardous materials, in each case as amended unless expressly specified otherwise.

Exh. A-3

“Lease” means that certain Lease and Purchase Agreement, dated August 25, 2011, between the County, as lessor, and RNX, as lessee, pursuant to which RNX leases the Hobbs Site from the County and holds an option to purchase the Hobbs Site, as amended, restated, or otherwise modified from time to time.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, charge, option, conditional sale agreement, right of first refusal or right of first offer, security interest, equitable interest, restriction on transfer or encroachment, encumbrance, or other adverse claim of any kind in respect of such property or asset, including any right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law.

“Material Adverse Effect” means any change, event, circumstance, condition, occurrence or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the Purchased Assets, individually or taken as a whole, or (b) Sellers’ ability to consummate the Transactions; provided, however, that none of the following shall constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: changes in general economic, business, financial, credit, capital or securities market conditions; changes generally affecting the industries or markets in which the Purchased Assets are used or intended to be used; changes in Law, GAAP or regulatory policy; geopolitical events, acts of war, terrorism, pandemics, natural disasters or other force majeure events; any failure to meet projections, forecasts or budgets, except, in each case, that the underlying cause may be considered and in the case of general market, industry, legal or force majeure changes, to the extent such changes disproportionately affect the Purchased Assets, taken as a whole, relative to similarly situated assets or businesses.

“Mortgage” means that certain Mortgage, dated August 25, 2011, from RNX, as mortgagor, to the County, as mortgagee, securing RNX’s obligations under the A&R PPA, as amended, restated or otherwise modified from time to time.

“Nuclear Material” means Source Material, Byproduct Material, Special Nuclear Material, Low Level Waste, High Level Waste, and Spent Nuclear Fuel.

“Nuclear Laws” means all laws specifically relating to the regulation of nuclear power plants, reprocessing facilities, Source Material, Byproduct Material and Special Nuclear Materials, including but not limited to the Atomic Energy Act of 1954, as amended (42 U.S.C. §§ 2011 et seq.); the Price-Anderson Act (§ 170 of the Atomic Energy Act of 1954, as amended); the Energy Reorganization Act of 1974 (42 U.S.C. §§ 5801 et seq.); Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97-351; 96 Stat. 1663); the Foreign Assistance Act of 1961 (22 U.S.C. §§ 2429 et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. § 3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C. §§ 2021b et seq.); the Nuclear Waste Policy Act (42 U.S.C. §§ 10101 et seq. as amended); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. §§ 2021d, 471); the Energy Policy Act of 1992 (4 U.S.C. §§ 13201 et seq.).

“Organizational Documents” means, with respect to a Person, as applicable, (a) such Person’s certificate or articles of formation, organization, or incorporation, (b) agreements, instruments and certificates defining the rights and preferences of holders of such Person’s capital stock or membership interests, and (c) such Person’s bylaws or limited liability company operating agreement, in each case as amended.

Exh. A-4

“Parent Common Stock” means the common stock of Parent, $0.0001 par value per share.

“Permits” mean all permits and licenses (including the NRC Material License SUB-1011 and amendments), authorizations, consents, approvals, clearances, registrations, certificates, franchises, or similar rights obtained or required to be obtained from any Governmental Authority affecting, or relating in any way to, the Purchased Assets.

“Permitted Liens” means: (a) Liens for Taxes, assessments and other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (b) statutory Liens of landlords (including Landlord) and Liens of carriers warehousemen, mechanics, materialmen workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice for amounts which are not due and payable, (c) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and similar Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (d) zoning, entitlement, building and other land use laws, ordinances and regulations imposed by any Governmental Authority; or (e) easements, rights-of-way, covenants, conditions, restrictions, encroachments, matters of survey, reservations and other similar matters affecting real property.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Related Party” means, with respect to a Person, such Person’s Affiliates and its and their respective current and former direct and indirect equity holders, members, directors, managers, partners (limited and general), officers, controlling Persons, employees, agents, representatives and the respective successors and assigns of each of the foregoing.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, pouring, emptying, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance into or through the indoor or outdoor environment, including the movement of any Hazardous Substance through the air, soil, surface water, groundwater or real property.

“Representative” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, independent contractors, counsel, financial advisors, accountants, agents, and other authorized representatives, as applicable.

“RNX SEC Reports” means, as applicable, all forms, reports, schedules, statements and other documents required to be filed or furnished by RNX with the Securities and Exchange Commission since December 31, 2025.

“Seller Fundamental Representations” means the representations and warranties of Sellers set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Existence and Power), Section 4.03 (Corporate Authorization), Section 4.11 (Properties and Assets), Section 4.16 (Environmental Matters), Section 4.18 (Tax Matters) and Section 4.22 (Finders’ Fees).

“Sellers’ Knowledge” means the knowledge of the Representatives of RNX and IIFP after reasonable due inquiry of direct reports.

Exh. A-5

“Shared Contracts” shall mean any Contract pursuant to which a Person other than a Seller provides assets, services, rights or benefits to a Seller in respect of (a) the Purchased Assets and (b) any other business of a Seller unrelated to the Purchased Assets.

“Straddle Period” means any Tax period that includes, but does not begin or end on, the Closing Date.

“Tax” means (a) all taxes, including without limitation, all net income, gross income, gross receipts, capital, windfall profit, severance, real property, personal property, production, sales, use, license, excise, franchise, employment, payroll, withholding, social security charges, escheat, unclaimed property, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental taxes or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever in nature of taxes imposed or collected by any Governmental Authority, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute , or (b) liability for the payment of any amounts of the type described in (a) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document, in each case, relating to Taxes and filed or required by Law to be filed with any Governmental Authority including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means confidential information, ideas, research and development, compositions, know-how, developments, concepts, methods, processes, formulae, technology, technical data, designs, specifications, algorithms, models, reports, data, databases, customer lists, supplier lists, mailing lists, pricing and cost information, business plans, marketing plans, business proposals, marketing proposals and other proprietary information which may qualify as a trade secret under the Uniform Trade Secrets Act. Trade Secrets fall within the legal definition of intellectual property, and certain Trade Secrets of Sellers form a part of the Purchased Assets.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which Parent Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, The Nasdaq Global Market, or The Nasdaq Global Select Market (or any successors to any of the foregoing).

“Transferred Intellectual Property” means all right, title and interest of Sellers in and to (a) the Transferred Patents and (b) any other Intellectual Property included in the Purchased Assets.

“Treasury Regulations” means the final or temporary regulations that have been issued by the United States Department of Treasury pursuant to its authority under the Code and any successor regulations.

Exh. A-6

Solely for convenience of reference, the list below identifies the location where other capitalized terms are defined in this Agreement:

Acquisition Proposal	Section 6.03(b)
Agreement	Preamble
Assumed Liabilities	Section 2.03
Books and Records	Section 2.01(b)
Buyer Indemnitees	Section 9.02(a)
Buyer Transaction Approvals	Section 5.02
Closing Date	Section 3.01
Closing	Section 3.01
Competing Business	Section 6.13(a)
Copyrights	Exh. A
Covered Customer	Section 6.13
Covered Employee	Section 6.13
Damages	Section 9.02(a)
Designated Account	Section 2.06(a)
Disclosing Party	Section 6.05
DUF6 Plant	Preamble
Effective Date	Preamble
Environmental Assessments	Section 6.01
Escrow Agent	Preamble
Escrow Deposit	Preamble
Escrow Funds	Preamble
Excluded Assets	Section 2.01(c)
Excluded Liabilities	Section 2.04
Hobbs Site Condition	Section 7.01(g)
Hobbs Site Lease	Recitals
Hobbs Site Purchase	Recitals
Indemnified Party	Section 9.02(b)
Indemnifying Party	Section 9.04
RNX	Preamble
Interim Period	Section 6.01
Letter Agreement	Preamble
Lock-Up Period	Section 6.12(a)
Marks	Exh. A
Material Contracts	Section 4.13(a)
Nasdaq	Section 5.03
NMED	Section 3.03
NMED Covenant Not to Sue	Section 3.05(k)
NRC	Preamble
NRC License Transfer	Section 3.02
NSR Permit	Section 3.03
NSR Permit Transfer	Section 3.03
Order	Section 4.09
Outside Date	Section 8.01(c)
Parties	Preamble
Party	Preamble
Patents	Exh. A
Policies	Section 4.19(a)
Purchase Price Allocation	Section 2.07
Purchased Assets	Preamble
Reference Date	Section 4.12
Related Party Transaction	Section 4.20
Remediation Expense Cap	Section 7.01(h)
Remediation Expenses	Section 7.01(h)
Required Consents	Section 3.05(h)
Restricted Period	Section 6.13
Securities Act	Section 4.04
Seller Indemnitees	Section 9.02(b)
Seller Transaction Approvals	Section 4.03
Seller	Preamble
Sellers	Preamble
Third-Party Claim	Section 9.04
Trade Secrets	Exh. A
Transferred Patents	Section 4.17

Exh. A-7

SCHEDULE 14.5(c)

The following facts and circumstances may constitute a default or event of default under the Lease and/or the A&R PPA:

1.	No material commenced on the Hobbs Site, other than the installation of monitoring wells, potentially in violation of the Commencement Requirement (December 2014) and Completion Requirement (December 2015) (as such terms are defined in the Lease).

2.	The amount of $776,078 plus 5.25% interest as contemplated under A&R PPA § 3(d)/(e) was not paid.

3.	$200,000 hard-cost threshold in A&R PPA § 3(e) was not met.

4.	Phase 1 financing under a fully executed contract with lenders and/or investors has not been provided.

Exh. A-1